SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC   20549

                              FORM 8-K

                           CURRENT REPORT

          Pursuant to Section 13 of 15(d) of the Securities
                        Exchange Act of 1934

          Date of Report (Date of earliest event reported)
                            July 10, 2000


                         VECTREN CORPORATION
       (Exact name of registrant as specified in its charter)

       Indiana              1-15467                 35-2086905
  (State of           (Commission File           (I.R.S. Employer
  Incorporation)      Number)                  Identification No.)

    20 N.W. Fourth Street
     Evansville, Indiana                     47741
(Address of principal executive offices)  (Zip Code)


     Registrant's telephone number, including area code
                        (812) 465-5300


                             N/A
(Former name or address, if changed since last report.)

INTRODUCTION

Vectren Corporation (Vectren) is an Indiana corporation organized on June 10, 1999 solely for the purpose of effecting the merger of Indiana Energy, Inc. (Indiana Energy) and SIGCORP, Inc. (SIGCORP) with and into Vectren. On March 31, 2000, the merger of Indiana Energy and SIGCORP with and into Vectren was completed. The merger was a tax-free exchange of stock and was accounted for as a pooling of interests. Each outstanding common share, no par value, of Indiana Energy was converted into one share of the common stock, no par value, of Vectren and each outstanding common share of SIGCORP was converted into 1.333 common shares of Vectren.

On May 31, 2000, Vectren filed a Current Report on Form 8-K reporting thirty days of unaudited financial results for the period ended April 30, 2000. Vectren has met the requirements of reporting a minimum of one day of post-merger activity to the Securities and Exchange Commission, and with this Form 8-K, is filing historical consolidated financial statements, notes to the consolidated financial statements and management's discussion and analysis of results of operations and financial condition for each of the three years in the period ending December 31, 1999 and selected financial data for each of the five years in the period ending December 31, 1999.

The accompanying consolidated financial statements of Vectren reflect the company on a historical basis as restated for the effects of the pooling-of-interests transaction completed on March 31, 2000 between Indiana Energy and SIGCORP.


Item 5.  Other Items                                  Page

Selected Financial Data                               3

Management's Discussion and Analysis of Financial
Condition and Results of Operations                   4

Management's Responsibility for Financial
Statements                                            19

Report of Independent Public Accountants              20

Consolidated Financial Statements of Vectren
Corporation and Subsidiary Companies                  21

Consent of Independent Public Accountants             51

Signatures                                            52

                       Selected Financial Data

The following table sets forth selected financial data with respect to Vectren Corporation, which has been restated for the effect of the pooling-of-interests transaction, and should be read in conjunction with the Consolidated Financial Statements.

Year Ended December 31
(in thousands except per
share amounts)       1999        1998        1997       1996        1995
                     ----        ----        ----       ----        ----
Operating
revenue           $1,068,417  $  997,706  $  972,081 $  965,335  $  805,828
Operating
income               160,772     148,537     124,556    160,146     126,650
Net income before
cumulative effect of
accounting
change                90,748      86,600      67,714     83,657      79,700
Net income            90,748      86,600      67,714     83,657      85,994
Average common shares
outstanding           61,306      61,578      61,611     61,522      61,567
Diluted common shares
outstanding           61,430      61,756      61,614     61,575      61,595
Earnings per share on common stock
  Before cumulative
  effect of accounting
  change                1.48        1.41        1.10       1.36        1.29
   Cumulative effect
   of accounting
   change                  -           -           -          -        0.11
   Basic earnings
   per share            1.48        1.41        1.10       1.36        1.40
   Diluted earnings
   per share            1.48        1.40        1.10       1.36        1.40
Dividends per share
on common stock         0.94        0.90        0.88       0.85        0.83
Total assets       1,980,467   1,798,840   1,758,634  1,719,547   1,673,310
Redeemable preferred
stock                  8,192       8,308       8,424      8,424       8,424
Long-term
obligations          486,726     388,938     475,490    409,058     460,379

     Management's Discussion and Analysis of Results of
             Operations and Financial Condition


                   The Merger Transaction

Vectren is an Indiana corporation that was organized on June 10, 1999 solely for the purpose of effecting the merger between Indiana Energy Inc. (Indiana Energy) and SIGCORP, Inc. (SIGCORP) with and into Vectren and carrying on the combined business of Indiana Energy and SIGCORP. On March 31, 2000 the merger of Indiana Energy with SIGCORP and into Vectren was consummated with a tax-free exchange of shares and has been accounted for as a pooling of interests. The common shareholders of SIGCORP received one and one-third shares of Vectren common stock for each SIGCORP common share and Indiana Energy common shareholders received one share of common stock for each Indiana Energy common share, resulting in the issuance of 61.3 million shares of Vectren common stock. The merger did not affect the preferred stock and debt rights of Indiana Energy's and SIGCORP's utility subsidiaries.

In the first quarter of 2000, Vectren reported a charge of $27.2 million pre-tax, $19.3 million net of tax, for merger costs associated with the transaction. Vectren expects to realize net merger savings of nearly $200 million over ten years from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations, business processes and purchasing. These costs relate primarily to transaction costs, severance and other merger integration activities. The continued merger integration activities, which will contribute to the merger savings, will be substantially complete by 2001.

Vectren is a public utility holding company with two operating public utilities, Indiana Gas and SIGECO. Indiana Gas and its subsidiaries provide natural gas and transportation services to a diversified base of customers in 311 communities in 49 of Indiana's 92 counties. SIGECO provides generation, transmission, distribution and the sale of electric power and the distribution and sale of natural gas to communities and counties in Southwestern Indiana.

Vectren is also involved in non-regulated activities through its non-regulated subsidiaries: Vectren Energy Services, Inc. Vectren Financial Group, Inc., Vectren Generation Services, Inc., Vectren Resources, LLC, Vectren Utility Services, Inc., Vectren Ventures, Inc., Vectren Communications, Inc. and Vectren Capital Corporation. These non-regulated activities provide energy, telecommunications, and finance services throughout the Midwest.

The merger was conditioned, among other things, upon the approvals of the shareholders of each company and customary regulatory approvals. On December 17, 1999, the merger was approved by the shareholders of each company. On December 20, 1999, the Federal Energy Regulatory Commission (FERC) issued an order, approving the proposed merger. In approving the merger, the FERC concluded that the merger was in the public interest and would not adversely affect competition, rates or regulation. On January 18, 2000, the Department of Justice informed Indiana Energy and SIGCORP that it had concluded its review of the Hart Scott Rodino notification filings and would take no further action. On March 8, 2000, approval was received from the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act to consummate the merger. The merger was completed on March 31, 2000.

Indiana Gas Company, Inc. and Southern Indiana Gas and
Electric Company operate as separate subsidiaries of Vectren.


                    Results of Operations

Vectren Corporation (Vectren) consolidated earnings are from the operations of its gas distribution and electric utility subsidiaries, Indiana Gas Company, Inc. (Indiana Gas) and Southern Indiana Gas and Electric Company (SIGECO) and from its non-utility operations and investments through Vectren's non-regulated subsidiaries: Vectren Enterprises, Inc., Vectren Generation Services, Inc., Vectren Resources, LLC and Vectren Capital Corporation.

The non-regulated operations of Vectren Enterprises, Inc. include the wholly owned subsidiaries of Vectren Energy Services, Inc., Vectren Communications, Inc., Vectren Utility Services, Inc., Vectren Financial Group, Inc. and Vectren Ventures, Inc. Vectren Enterprises also has ownership interests in ProLiance Energy, LLC; Air Quality Services, LLC; Energy Systems Group, LLC; Reliant Services, LLC; CIGMA, LLC; Haddington Energy Partners, LP; and Pace Carbon Synfuels Investors, LP. Vectren Generation Services, Inc. includes the wholly-owned subsidiaries of Southern Indiana Minerals, Inc. and Vectren Fuels, Inc.


                          Earnings

Consolidated net income was $90.7 million for 1999, as compared to the consolidated net income of $86.6 million and $67.7 million for 1998 and 1997, respectively. Basic and diluted earnings per share amounts were $1.48 for 1999, as compared to earnings per share amounts of $1.41 ($1.40 on a diluted basis) and $1.10 for 1998 and 1997, respectively.

The 1997 consolidated net income and consolidated earnings per share amounts include the Indiana Gas restructuring costs of $24.5 million after-tax.


  Utility Margin (Operating Revenues less Cost of Fuel for
    Electric Generation, Purchased Power and Cost of Gas)

Gas utility margin for the twelve-month period ending December 31, 1999 was $233.1 million, as compared to $217.3 million for the prior year, and $241.6 million for the year ending December 31, 1997. The 1999 increase is primarily attributable to weather being 8 percent colder than the same period in 1998 and the addition of new residential and commercial customers. The decrease in margin in 1998 is primarily the result of weather being 22 percent warmer than the year ending December 31, 1997. Total gas system throughput (combined sales and transportation) for the combined gas utilities increased 8.6 percent (11,905 MDth) for 1999, as compared to the prior year. In 1998, throughput decreased 8.9 percent (12,408 MDth) compared to 1997. Vectren's gas utilities' rates for gas transportation generally provide for the same margins as are earned on the sale of gas under its applicable sales tariffs. Approximately one-half of total gas system throughput represents gas used for space heating and is affected by the weather.

Total cost of gas sold was $266.4 million in 1999, $270.0 million in 1998 and $372.0 million in 1997. Lower average per unit purchased gas costs incurred during 1999 as compared to 1998 more than offset the impact of the increased throughput, causing the slight decline in 1999 cost of gas sold. Fewer gas sales due to the significantly milder temperatures during 1998 was the primary reason for a
27.4 percent ($102.0 million) decrease in cost of gas sold, as compared to 1997.

Electric utility margin for the twelve-month period ending December 31, 1999 was $220.5 million, as compared to $211.9 million for the prior year, and $195.9 million for the year ending December 31, 1997.
Electric utility revenues rose 3.3 percent ($9.7 million) during 1999, reflecting a 5.5 percent increase in sales to retail and municipal customers following a 7.3 percent rise in sales to such customers in 1998. Although sales to other utilities and power marketers declined 16.6 percent in 1999, several new sales contracts produced higher average unit sales prices to these customers and related revenues were down only 2.5 percent. Continued economic growth in SIGECO's service area during 1999 more than offset the impact of milder summer temperatures (21 percent milder than 1998 in terms of cooling degree-days) on weather-sensitive sales, raising residential and commercial electric sales 3 percent and 5 percent, respectively. Industrial sales reflected the strength of the area's growing industrial base, increasing 7 percent compared to 1998. The decrease in sales to other utilities and power marketers during the current year also reflected the milder temperatures which eased demand in the wholesale market, compared to the prior year when temperatures were 18 percent warmer than normal and market supply was constrained. Total electric sales rose 1.2 percent compared to 1998, when electric sales were 24 percent greater than the 1997 period.

Fuel for electric generation increased 1.7 percent ($1.1 million) in 1999, tracking a 1.9 percent increase in electric generation. Per unit fuel costs were comparable to the year-earlier period. A 5.5 percent rise in 1998 electric generation caused a 4.1 percent rise in total fuel costs.

Although SIGECO's sales of electric energy to non-firm wholesale customers are provided primarily from otherwise unutilized capacity, SIGECO's purchases of electricity from other utilities for resale to non-firm wholesale customers typically represent the majority of SIGECO's total purchased electric energy costs. During 1999, total purchases of electric energy declined 13 percent due to the 17 percent decline in sales to other utilities and power marketers, however higher average market prices for energy purchased resulted in total costs remaining comparable to prior year costs. Purchased electric energy costs incurred in 1998 increased $6.8 million over 1997 costs due to a 39 percent rise in purchases from other utilities for resale to non-firm electric wholesale customers and higher market prices.


   Non-utility Margin  (Energy Services and Other Revenues
         Less the Cost of Energy Services and Other)

Non-utility margin was $13.7 million, $10.1 million and $4.2 million for the years of 1999, 1998 and 1997, respectively.

The continued growth of Vectren's Energy Services subsidiary, SIGCORP Energy Services (Energy), which markets natural gas and related services, during its third full year of operation contributed an additional $41.9 million to non-utility revenues in 1999, following a $108.0 million increase in Energy's revenues in 1998 which reflected both substantial growth in sales and higher market prices for natural gas sold to Energy's customers during 1998. Vectren's Energy Systems Group (ESG), which designs and installs energy-efficient equipment at commercial and industrial customers' facilities, added $6.7 million and $18.0 million to the increased non-utility revenues in 1999 and 1998, respectively. Also contributing to the increased 1998 non-utility margin was Vectren Communication's subsidiary SIGCORP Communications Services' (Communications) completion of several large projects by the end of 1998, the first full year of operations for Communications.

During 1999, the cost of energy services and other, which was chiefly the cost of natural gas purchased for resale by Energy and project contract costs at Communications and ESG, rose $45.1 million compared to 1998. The total cost of energy services and other related expenses were up $120.7 million in 1998 compared to 1997 due to the significant growth at Energy and higher market prices paid for natural gas sold to their customers, project costs related to the full-year operations of Communications and increased contract costs at ESG.


   Operating Expenses (excluding Cost of Fuel for Electric
               Generation and Purchased Power,
     Cost of Gas and Cost of Energy Services and Other)

Other operating expenses rose 4.3 percent ($7.8 million) for 1999 as compared to 1998. This increase reflects increases in other general operating expenses at Vectren's utility subsidiaries, including expenses associated with the new customer information and work management systems and rental expense related to buildings previously owned. Higher other operating expenses were also experienced at Energy and Communications due to the continuing growth in their operations. Partially offsetting these 1999 increases were decreases in utility maintenance expenses and the favorable adjustment to the severance accrual originally recorded as part of the restructuring charge in 1997 (see below). Other operation expenses rose $10.4 million in 1998 compared to 1997. Utility maintenance expenses increased due to a scheduled major overhaul of a turbine generator at one generating station and unscheduled repairs at two other generating units, higher other general utility operating expenses were incurred, and increased activity at Energy and Communications caused higher other operating expenses at those subsidiaries.

During 1997, the Indiana Gas Board of Directors authorized management to undertake the actions necessary and appropriate to restructure Indiana Gas' operations and recognize a resulting restructuring charge of $39.5 million (pre-tax) which included estimated costs related to involuntary workforce reductions. Since that time, the anticipated actions have been taken. As a result, the remaining severance accrual was eliminated and other operating expenses were reduced by $1.7 million during 1999, as previously mentioned.

Depreciation and amortization expenses increased by 6.7 percent ($5.4 million) for the twelve months ended December 31, 1999, as compared to an increase of 7.5 percent ($5.7 million) during 1998. The increases were the result of continued additions to utility plant to serve new customers and to maintain dependable service to existing customers.

Taxes other than income taxes rose by 9.3 percent ($2.5 million) during 1999 due to higher gross receipts and property tax expense. For 1998, taxes other than income taxes decreased by 10 percent ($3.0 million), as compared to 1997, due to lower gross receipts tax, primarily the result of the lower gas utility revenues resulting from winter temperatures 22 percent warmer than 1997.


                        Other Income

Equity in earnings of unconsolidated investments decreased $0.5 million for 1999, compared to the prior year, following a $1.8 million increase in 1998. The decrease in 1999 reflected lower pre-tax earnings recognized from ProLiance, Vectren's energy marketing joint venture, which were $6.7 million for 1999 compared to $7.0 million for 1998, and greater pre-tax losses from the first full-year investment in Pace Carbon Synfuels Investors, LP (see Pace Carbon Synfuels Investors, LP for further discussion). The rise in 1998 earnings from unconsolidated investments reflected the gain from the liquidation of an equity position in a leveraged lease investment held by Southern Indiana Properties, Inc. (SIPI), a wholly-owned subsidiary of Vectren Financial Group, Inc., which more than offset lower 1998 pre-tax earnings from ProLiance. ProLiance earnings recognized in 1997 were $9.2 million and included $1.9 million of ProLiance's earnings from prior periods, which had previously been reserved.

SIGECO's final $1.4 million sale in 1998 of a portion of emission allowance credits to another utility under a five-year agreement was the primary reason Other-net declined
$1.2 million for 1999 and rose $0.9 million in 1998 when compared to 1998 and 1997, respectively.

                      Interest Expense

Interest expense increased $2.5 million to $42.9 million for 1999, as compared to 1998 due to increased average debt outstanding required primarily to fund SIPI's increased financial investment activities and higher average interest rates on utility debt. Vectren's 1998 interest expense rose slightly from 1997 levels.


                        Income Taxes

Federal and state income taxes increased 8.0 percent ($3.4 million) due primarily to higher pre-tax income in 1999 and the favorable impact on the 1998 effective tax rate of the liquidation of SIPI's leveraged lease investment. Federal and state income taxes increased 19.3 percent ($6.8 million) for the twelve months ended December 31, 1998 as compared to the same period for 1997, primarily due to increased taxable income and the recognition of the pre-tax restructuring costs of $39.5 million in 1997.

                   Other Operating Matters


        Acquisition of the Gas Distribution Assets of
             The Dayton Power and Light Company

On December 15, 1999, Indiana Energy (now Vectren) announced that its Board of Directors had approved a definitive agreement under which Vectren, through one or more subsidiaries, would acquire certain of the natural gas distribution assets of the Dayton Power and Light Company. The acquisition, with a purchase price of $425 million, is expected to be funded with commercial paper (back-stopped by a committed bank credit facility) which will be replaced over time with permanent financing. This transaction is conditioned upon the approval of several regulatory bodies. Management hopes to complete the transaction by mid-year 2000.


                  Indiana Gas Restructuring

During 1997, the Indiana Gas Board of Directors authorized management to undertake the actions necessary and appropriate to restructure Indiana Gas' operations and recognize a resulting restructuring charge of $39.5 million
($24.5 million after-tax) for 1997 as described below.

Indiana Gas recorded restructuring costs of $5.4 million during 1997 related to the involuntary terminations planned under the company's specific near-term employee reduction plan, which was scheduled for completion by the end of 1999. These costs included separation pay in accordance with Indiana Gas' severance policy of $3.9 million, and net curtailment losses related to these employees' postretirement and pension benefits. As a result of initial work force reductions during September 1997 and primarily attrition thereafter, most of the reductions contemplated during the two year period and accrued originally had been achieved. During 1999, Indiana Gas reviewed its remaining accruals for costs associated with the involuntary work force reductions. Taking into consideration an unexpectedly high level of voluntary terminations, the company determined that no additional significant involuntary work force reductions were likely to occur. In 1998, $2.2 million of involuntary termination benefits had been paid. As a result, the severance accrual and other operating expenses were reduced by $1.7 million during 1999.

Indiana Gas' management also committed to sell, abandon or otherwise dispose of certain assets, including buildings, gas storage fields and intangible plant. Indiana Gas recorded restructuring costs of $34.1 million during 1997 to adjust the carrying value of those assets to estimated fair value. These assets have been sold or are no longer in use.


                    ProLiance Energy, LLC

ProLiance Energy, LLC. (ProLiance), a 50 percent owned non-regulated marketing affiliate of Vectren Energy Services, began providing natural gas and related services to Indiana
Gas and Citizens Gas and Coke Utility (Citizens Gas) effective April 1, 1996.

The sale of gas and provision of other services to Indiana
Gas by ProLiance is subject to regulatory review through the quarterly gas cost adjustment (GCA) process administered by the Indiana Utility Regulatory Commission (IURC).

On September 12, 1997, the IURC issued a decision finding the gas supply and portfolio administration agreements between ProLiance and Indiana Gas and ProLiance and Citizens Gas (the gas supply agreements) to be consistent with the public interest. The IURC's decision recognized the significant gas cost savings to customers resulting from ProLiance's services and suggested that all material provisions of the agreements between ProLiance and the utilities are reasonable. Nevertheless, with respect to the pricing of gas commodity purchased from ProLiance and two other pricing terms, the IURC concluded that additional review in the GCA process would be appropriate and directed that these matters be considered further in the pending, consolidated GCA proceeding involving Indiana Gas and Citizens Gas. The IURC has not yet established a schedule for conducting these additional proceedings.

The IURC's September 12, 1997, decision was appealed to the Indiana Court of Appeals by certain Petitioners, including the Indiana Office of Utility Consumer Counselor, the Citizens Action Coalition of Indiana and a small group of large-volume customers. On October 8, 1998, the Indiana Court of Appeals issued a decision which reversed and remanded the case to the IURC with instructions that the gas supply agreements be disapproved. The basis for the decision was that because the gas supply agreements provide for index based pricing of gas commodity sold by ProLiance to the utilities, the gas supply agreements should have been the subject of an application for approval of an alternative regulatory plan under Indiana statutory law.

On April 22, 1999, the Indiana Supreme Court granted a petition for transfer of the case and will now consider the appeal of the IURC's decision and issue its own decision on the merits of the appeal at a later date. By granting transfer, the Supreme Court has vacated the Court of Appeals' decision.

If the Supreme Court reverses the IURC's decision, the case will be remanded to the IURC for further proceedings regarding the public interest in the gas supply agreements. If the Supreme Court affirms the IURC's decision, as described above, the reasonableness of certain of the gas costs incurred by Indiana Gas under the gas supply agreements will be further reviewed by the IURC in the consolidated GCA proceeding. The existence of significant benefits to the utilities and their customers resulting from ProLiance's services has not been challenged on appeal. Indiana Gas and Citizens Gas are continuing to utilize ProLiance for their gas supplies.

On or about August 11, 1998, Indiana Gas, Citizens Gas and ProLiance each received a Civil Investigative Demand ("CID") from the United States Department of Justice requesting information relating to Indiana Gas' and Citizens Gas' relationship with and the activities of ProLiance. The Department of Justice issued the CID to gather information regarding ProLiance's formation and operations, and to determine if trade or commerce has been restrained. Indiana Gas has provided all information requested and management continues to believe that there are no significant issues in this matter.

Indiana Gas continues to record gas costs in accordance with the terms of the ProLiance contract and Indiana Energy continues to record its proportional share of ProLiance's earnings. Pretax earnings recognized from ProLiance for the twelve months ended December 31, 1999, totaled $6.7 million compared to $7.0 million for the same period last year. Earnings recognized from ProLiance are included in Equity in Earnings of Unconsolidated Affiliates on the Consolidated Statements of Income.

At December 31, 1999, Indiana Energy has reserved approximately $1.7 million of ProLiance earnings after tax. Total after-tax ProLiance earnings recognized to date, through December 31, 1999, approximates $15.1 million. This amount includes earnings from all of ProLiance's business activities, and therefore is believed to be a conservative estimate of the upper risk limit. Resolution of the above proceedings may also impact future operations and earnings contributions from ProLiance. Based on the IURC's findings described above, management believes the ProLiance issues may be resolved near the levels that are already being reserved, and therefore, while these proceedings are pending, does not anticipate changing the level at which it reserves ProLiance earnings. However, no assurance of this outcome can be provided.


             Pace Carbon Synfuels Investors, LP

On February 5, 1998, Vectren Synfuels, Inc. (Vectren Synfuels), a wholly-owned subsidiary of Vectren Financial Group, purchased one limited partnership unit in Pace Carbon Synfuels Investors, LP (Pace Carbon), a Delaware limited partnership formed to develop, own and operate four projects to produce and sell coal-based synthetic fuel. Pace Carbon converts coal fines (small coal particles) into briquettes that are sold to major coal users such as utilities and steel companies. This process is eligible for federal tax credits under Section 29 of the Internal Revenue Code (Code) and the Internal Revenue Service has issued a private letter ruling with respect to the four projects.

Vectren Synfuels has made an initial investment of $7.5 million in Pace Carbon (of which $7.3 million was paid through December 31, 1999) for an 8.3 percent ownership interest in the partnership. Vectren Synfuels has also agreed to advance up to $1.8 million against future cash flows from the partnership for capital improvements and financing capital needs. In addition to its initial investment, Vectren Synfuels has a continuing obligation to invest approximately $40 million, with any such additional investments to be funded solely from a portion of the federal tax credits that are earned from the production and sale of briquettes by the projects.

The realization of the tax credits from this investment is dependent upon a number of factors including among others
(1) the production facilities must have been in operation by June 30, 1998, (2) adequate coal fines must be available to produce the briquettes, and (3) the briquettes must be produced and sold. All four of Pace Carbon's coal-based synthetic fuel production facilities were placed into service by June 30, 1998, and are currently producing and selling briquettes in an extended ramp up mode. Further enhancements to the production process and project upgrades are expected to be completed and in full production in early calendar year 2000.

Generally, all briquettes produced through December 31, 1999 have been sold. However, due to a deterioration in both the domestic and export coal markets, domestic companies' coal supplies are up, which in turn has reduced the demand and created some price pressure for Pace Carbon's coal-based synthetic product. Management does not believe that the extended time required to make necessary production process enhancements or the current coal market conditions will significantly affect the long-term success of the projects. Accordingly, management continues to believe that significant project benefits, primarily in the form of tax savings and tax credits realized, will be achieved in the future, however, no assurance can be given.


               Haddington Energy Partners, LP

On October 9, 1998, IEI Investments, now Vectren Ventures, committed to invest $10 million in Haddington Energy Partners, LP (Haddington). Haddington, a Delaware limited partnership, raised $77 million to invest in projects that represent a portfolio of development opportunities, including high deliverability gas storage, compressed air energy storage, thermally-balanced cogeneration, fuel cells, hydrogen generators, and gathering and processing in the Powder River Basin. Haddington's investment opportunities will focus on acquiring and completing mid-stream energy projects under development rather than start-up ventures. Through December 31, 1999, Vectren Ventures had paid approximately $2.5 million of its commitment in Haddington, with the remainder to be paid in calendar 2000.


               Vectren Advanced Communications

In May 1998, Vectren Advanced Communications, Inc. (formerly SIGCORP Advanced Communications, Inc.) was formed to hold Vectren's investment in SIGECOM, LLC and Utilicom Networks, Inc. (Utilicom). Also on May 7, 1998 a joint venture between Vectren Advanced Communications and Utilicom was formed to provide enhanced communication services over a high capacity fiber optic based network in the greater Evansville, Indiana area and potentially other areas within SIGECO's service territory. Vectren Advanced Communications' investment was in the form of a preferred interest in SIGECOM, which had a 100 percent liquidation preference. In addition, SIGCORP contributed its wholly owned subsidiary, ComSource, Inc. to SIGECOM on July 1, 1998. As of December 31, 1999, Vectren Advanced Communications had invested $15.1 million, including the value of ComSource, Inc., in SIGECOM.

On January 28, 2000, affiliates of Blackstone Capital Partners III, a private equity fund of The Blackstone Group invested in class B equity units of Utilicom Holdings LLC, the newly formed holding company for Utilicom. The investment was the first part of a commitment by Blackstone to invest up to $100 million to fund future growth opportunities in the fiber optic networks. At the same time, Vectren Advanced Communications exchanged 35 percent of its 49 percent equity interest in SIGECOM for $16.5 million of convertible debt of Utilicom Holdings. The debt is convertible into class A equity units at a future date or in the event of a public offering of stock by Utilicom. Vectren Advanced Communications' remaining 14 percent preferred equity interest in SIGECOM was converted to a 14 percent indirect common equity interest in SIGECOM. The investment restructuring resulted in a pretax gain of $8.0 million to Vectren in the first quarter of 2000.


                    Environmental Matters


                   Manufactured Gas Plants

In the past, Indiana Gas and others, including former affiliates, and/or previous landowners, operated facilities for the manufacturing of gas and storage of manufactured gas. These facilities are no longer in operation and have not been operated for many years. Under currently applicable environmental laws and regulations, Indiana Gas, and the others, may now be required to take remedial action if certain byproducts are found above a regulatory threshold at these sites.

Indiana Gas has identified the existence, location and certain general characteristics of 26 gas manufacturing and storage sites. Based upon the site work completed to date, Indiana Gas believes that a level of contamination that may require some level of remedial activity may be present at a number of the sites. Removal activities have been conducted at several sites and a remedial investigation/feasibility study (RI/FS) has been completed at one of the sites under an agreed order between Indiana Gas and the Indiana Department of Environmental Management (IDEM), with a Record of Decision (ROD) expected to be issued by IDEM in 2000. Although Indiana Gas has not begun an RI/FS at additional sites, Indiana Gas has submitted several of the sites to IDEM's Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities including groundwater monitoring at certain sites where deemed appropriate and will continue remedial activities at the sites as appropriate and necessary.

Based upon the work performed to date, Indiana Gas has accrued investigation, remediation, groundwater monitoring and related costs for the sites. Estimated costs of certain remedial actions that may likely be required have also been accrued. Costs associated with environmental remedial activities are accrued when such costs are probable and reasonably estimable. Indiana Gas does not believe it can provide an estimate of the reasonably possible total remediation costs for any site prior to completion of an RI/FS and the development of some sense of the timing for implementation of the site specific remedial alternative, to the extent such remediation is required. Accordingly, the total costs which may be incurred in connection with the remediation of all sites, to the extent remediation is necessary, cannot be determined at this time.

Indiana Gas has been recovering the costs of the investigations and work from insurance carriers and other potentially responsible parties (PRPs). The IURC has determined that these costs are not recoverable from utility customers.

Indiana Gas has PRP agreements in place covering 19 of the 26 sites. The agreements provide for coordination of efforts and sharing of investigation and clean-up costs incurred and to be incurred at the sites. These agreements limit Indiana Gas' share of past and future response costs at these 19 sites to between 20 and 50 percent. Based on the agreements, Indiana Gas has accrued its proportionate share of the estimated cost related to work not yet performed.

In early 1999, Indiana Gas filed a complaint in Indiana state court to continue its pursuit of insurance coverage from four insurance carriers. As of March 31, 2000, settlement agreements were reached with each of these insurers and the litigation was dismissed. As of December
31, 1999, Indiana Gas has recorded settlements from other insurance carriers in an aggregate amount of approximately
$15.5 million.

These environmental matters have had no material impact on earnings since costs recorded to date approximate PRP recoveries and insurance settlements received. While Indiana Gas has recorded all costs which it presently expects to incur in connection with remediation activities, it is possible that future events may require some level of additional remedial activities which are not presently foreseen.





                        Clean Air Act

In October, 1997, the United States Environmental Protection Agency (USEPA) proposed a rulemaking that could require uniform NOx emissions reductions of 85 percent by utilities and other large sources in a 22-state region spanning areas in the Northeast, Midwest, Great Lakes, Mid-Atlantic and South. This rule is referred to as the "NOx SIP call". The USEPA provided each state a proposed budget of allowed NOx emissions, a key ingredient of ozone, which requires a significant reduction of such emissions. Under that budget, utilities may be required to reduce NOx emissions to a rate of 0.15 lb./mmBtu from levels already imposed by Phase I and Phase II of the Clean Air Act Amendments of 1990.
Midwestern states (the alliance) have been working together to determine the most appropriate compliance strategy as an alternative to the USEPA proposal. The alliance submitted its proposal, which calls for a smaller, phased in reduction of NOx levels, to the USEPA and the Indiana Department of Environmental Management in June 1998.

In July 1998, Indiana submitted its proposed plan to the USEPA in response to the USEPA's proposed new NOx rule and the emissions budget proposed for Indiana. The Indiana plan, which calls for a reduction of NOx emissions to a rate of 0.25 lb./mmBtu by 2003, is less stringent than the USEPA proposal but more stringent than the alliance proposal.

In October 27, 1998 USEPA issued a final rule "Finding of Significant Contribution and Rulemaking for Certain States in the Ozone Transport Assessment Group Region for Purposes of Reducing Regional Transport of Ozone," (63 Fed. Reg. 57355). The final rule requires that 23 states and jurisdictions must file revised state implementation plans ("SIPs") with EPA by no later than September 30, 1999, which was essentially unchanged from its October 1997, proposed rule. The USEPA has encouraged states to target utility coal-fired boilers for the majority of the reductions required, especially NOx emissions. Northeastern states have claimed that ozone transport from midwestern states (including Indiana) is the primary reason for their ozone concentration problems. Although this premise is challenged by others based on various air quality modeling studies, including studies commissioned by the USEPA, the USEPA intends to incorporate a regional control strategy to reduce ozone transport. The USEPA's final ruling is being litigated in the federal courts by approximately ten midwestern states, including Indiana.

During the second quarter of 1999, the USEPA lost two federal court challenges to key air-pollution control requirements. In the first ruling by the U.S. Circuit Court of Appeals for the District of Columbia on May 14, 1999, the Court struck down the USEPA's attempt to tighten the one-hour ozone standard to an eight-hour standard and the attempt to tighten the standard for particulate emissions, finding the actions unconstitutional. In the second ruling by the same Court on May 25, 1999, the Court placed an indefinite stay on the USEPA's attempts to reduce the allowed NOx emissions rate from levels required by the Clean Air Act Amendments of 1990. The USEPA appealed both court rulings. On October 29, 1999, the Court refused to reconsider its May 14, 1999 ruling.

On March 3, 2000, the D.C. Circuit Court of Appeals upheld the USEPA's October 27, 1998 final rule requiring 23 states and the District of Columbia to file revised SIPs with EPA by no later than September 30, 1999. Numerous petitioners, including several states, filed a petition for rehearing with the U.S. Court of Appeals for the District of Columbia in Michigan v. EPA. On June 22, 2000, the D.C. Circuit
Court of Appeals denied petition for rehearing en banc and lifted its May 25, 1999 stay.

The proposed NOx emissions budget for Indiana stipulated in the USEPA's final ruling requires a 36 percent reduction in total NOx emissions from Indiana. The ruling could require SIGECO to lower its system-wide emissions by approximately 70 percent. Depending on the level of system-wide emissions reductions ultimately required, and the control technology utilized to achieve the reductions, the estimated construction costs of the control equipment could reach $100 million, and related additional operation and maintenance expenses could be an estimated $8 million to $10 million, annually. Under the USEPA implementation schedule, the emissions reductions and required control equipment must be implemented and in place by May 15, 2003.

Approximately 12 months ago, the USEPA initiated an investigation under Section 114 of the Clean Air Act (the
Act) of SIGECO's coal-fired electric generating units in commercial operation by 1977 to determine compliance with environmental permitting requirements related to repairs, maintenance, modifications and operations changes. The focus of the investigation was to determine whether new source performance standards should be applied to the modifications and whether the best available control technology was, or should have been, used. Numerous other electric utilities were, and are currently, being investigated by the USEPA under an industry-wide review for similar compliance. SIGECO responded to all of the USEPA's data requests during the investigation. In July 1999, SIGECO received a letter from the Office of Enforcement and Compliance Assurance of the USEPA discussing the industry-wide investigation, vaguely referring to the investigation of SIGECO and inviting SIGECO to participate in a discussion of the issues. No specifics were noted; furthermore, the letter stated that the communication was not intended to serve as a notice of violation. Subsequent meetings were conducted in September and October with the USEPA and targeted utilities, including SIGECO, regarding potential remedies to the USEPA's general allegations.

On November 3, 1999, the USEPA filed a lawsuit against seven utilities, including SIGECO. The USEPA alleges that, beginning in 1992, SIGECO violated the Clean Air Act by: (i) making modifications to its Culley Generating Station in Yankeetown, Indiana without obtaining required permits; (ii) making major modifications to the Culley Generating Station without installing the best available emission control technology; and (iii) failing to notify the USEPA of the modifications. In addition, the lawsuit alleges that the modifications to the Culley Generating Station required SIGECO to begin complying with federal new source performance standards.

SIGECO believes it performed only maintenance, repair and replacement activities at the Culley Generating Station, as allowed under the Clean Air Act. Because proper maintenance does not require permits, application of the best available emission control technology, notice to the USEPA, or compliance with new source performance standards, SIGECO believes that the lawsuit is without merit, and intends to vigorously defend the lawsuit.

The lawsuit seeks fines against SIGECO in the amount of $27,500 per day per violation. The lawsuit does not specify the number of days or violations the USEPA believes occurred. The lawsuit also seeks a court order requiring SIGECO to install the best available emissions technology at the Culley Generating Station. If the USEPA is successful in obtaining an order, SIGECO estimates that it would incur capital costs of approximately $40 million to $50 million complying with the order. In the event that SIGECO is required to install system-wide NOx emission control equipment, as a result of the NOx SIP call issue, the majority of the $40 million to $50 million for best available emissions technology at Culley Generating Station would be included in the $100 million expenditure, previously discussed.

The USEPA has also issued an administrative notice of violation to SIGECO making the same allegations, but alleging that violations began in 1977.

While it is possible that SIGECO could be subjected to criminal penalties if the Culley Generating Station continues to operate without complying with the new source performance standards and the allegations are determined by a court to be valid, SIGECO believes such penalties are unlikely as EPA and the electric utility industry have a bonafide dispute over the proper interpretation of the Clean Air Act. Consequently, SIGECO anticipates at this time that the plant will continue to operate while the matter is being decided.


                 Rate and Regulatory Matters

SIGECO and Indiana Gas comply with the provisions of Statement of Financial Accounting Standard (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation" that allows certain costs incurred by SIGECO and Indiana Gas that have been, or are expected to be, approved by regulatory authorities for recovery through rates, to be deferred as regulatory assets until recovered by SIGECO and Indiana Gas. Criteria that could give rise to the discontinuance of SFAS 71 include (1) increasing competition that restricts SIGECO's and Indiana Gas' ability to establish prices to recover specific costs, and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. SIGECO and Indiana Gas periodically review these criteria to ensure the continuing application of SFAS 71 is appropriate. In the event SIGECO or Indiana Gas determine that they no longer meet the criteria for following SFAS 71, the accounting impact could be an extraordinary noncash charge to earnings of an amount that could be material. SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", imposes a stricter criterion for these regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. Under SIGECO's and Indiana Gas' present regulatory environment and given its current competitive position in the industry, Vectren believes its use of regulatory accounting is appropriate.

For further information regarding Rate and Regulatory
Matters, see Note 1L of the Notes to the Consolidated
Financial Statements.

                         Competition

SIGECO is presently a fully integrated provider of retail gas and electric utility service and Indiana Gas is a fully integrated provider of retail gas utility service within a franchised retail monopoly service area. The production of electricity is a significant functional component of the integrated SIGECO operations, representing approximately 60 percent of regulated assets and, as a result of wholesale sales of electricity, a greater portion of the net income of SIGECO.

A fundamental change with respect to the regulated structure of the electric utility industry is occurring in the United States, brought about by the National Energy Policy Act of 1992 (NEPA). The primary purpose of the electric provisions of NEPA is to increase competition in electric generation, and under authority granted by NEPA, the Federal Energy Regulatory Commission (FERC) has aggressively undertaken the introduction of competition into the wholesale electric business.

The results of the changes in the wholesale electric business on SIGECO have been generally favorable. Because SIGECO has below average fuel for electric generation costs, it has been a seller of electricity to power marketers and other providers seeking electricity to fulfill wholesale sales contracts. The results of the increased wholesale sales are discussed further in "Results of Operations." Conversely, SIGECO has reduced prices to firm wholesale customers, or offered to do so, to retain their business. These discounts in pricing terms, when fully effective, result in gross margins which are several million dollars below margins attainable from such customers prior to NEPA. SIGECO cannot predict the long-term consequences of these changes on its results of operations or financial condition.

FERC does not have jurisdiction over the retail sales of electricity. States retain jurisdiction over the permitting of retail competition, the terms of such competition and the recovery of any costs or other transition charges resulting from retail competition.

To date, numerous state legislatures and regulatory agencies have adopted laws or regulations to introduce retail electricity competition. However, most states are continuing to evaluate the issue. In Indiana, the state legislature must adopt appropriate legislation to amend the Indiana law to provide for retail competition. In each of the past four years, such legislation was introduced in the Indiana Senate, but failed to pass. In January 2000, an association of Indiana's large manufacturers introduced an electric deregulation bill in the Indiana Senate but the bill was not voted out of the Senate Commerce Committee, and the legislative session terminated before further review could be taken.

Since 1998, Indiana's five largest investor-owned utilities have attempted to develop the framework for a comprehensive retail competition bill. However, no comprehensive proposal has been finalized.


                Demand Side Management (DSM)

In the November 1997 update of its Integrated Resource Plan
(IRP), SIGECO determined that certain of its DSM programs were not cost effective and those programs have been discontinued. The remaining DSM programs are residential and commercial direct load control programs, which have been very effective. In the latest update of the IRP, filed in November 1999, the IRP evaluation determined that through 1998 approximately 71 megawatts of required capacity are estimated to have been postponed or eliminated by these programs. Projected DSM program expenditures for the 2000-2015 period are expected to total less than $10 million. SIGECO will continue to monitor the benefits of its DSM programs and additional changes are possible.


                     The Year 2000 Issue

Vectren uses various software, systems and technology that could have been affected by the date change in 2000. All identification, testing and replacement or remediation of such software, systems and technology at Vectren was completed by December 31, 1999. No significant noncompliance issues have been encountered in 2000 and

Vectren anticipates that no such issues will be encountered.
Vectren estimates the expense of Year 2000-readiness modifications to existing systems or replacements treated as expense incurred totaled approximately $3.2 million.


                  New Accounting Standards

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Based on the deferral of the effective date of SFAS 133 as provided for in SFAS 137, Vectren is required to adopt the provisions of SFAS 133 no later than January 1, 2001. Vectren utilizes derivative instruments to manage pricing decisions, minimize the risk of price volatility, and minimize price risk exposure in the energy markets. Vectren has not yet quantified the impact of adopting this statement on its financial position or results of operations.


 Quantitative and Qualitative Disclosures about Market Risk

Vectren attempts to mitigate its exposure to interest rate fluctuations through management of its short-term borrowings and the use of interest rate hedging instruments. An internal guideline to manage short-term interest rate exposure has been established. This guideline targets a maximum of 25 percent of the company's total debt portfolio to consist of adjustable rate bonds with a maturity of less than one year, short-term notes and commercial paper. However, it is acknowledged that there may be times during the business cycle that the guideline may be exceeded.

ProLiance engages in energy hedging activities to manage pricing decisions, minimize the risk of price volatility, and minimize price risk exposure in the energy markets. ProLiance's market exposure arises from storage inventory, imbalances and fixed-price purchase and sale commitments, which are entered into to support ProLiance's operating activities. Currently ProLiance buys and sells physical commodities and utilizes financial instruments to hedge its market exposure. However, net open positions in terms of price, volume and specified delivery point do occur. ProLiance manages open positions with policies which limit its exposure to market risk and require reporting potential financial exposure to its management and its members. As a result of ProLiance's risk management policies, Vectren does not believe that ProLiance's exposure to market risk will result in material earnings or cash flow loss to the company.

SIGECO utilizes contracts for the forward sale of electricity to effectively manage the utilization of its available generating capability. Such contracts include forward physical contracts for wholesale sales of its generating capability, during periods when SIGECO's available generating capability is expected to exceed the demands of its retail, or native load, customers. To minimize the risk related to these forward contracts, SIGECO may utilize call option contracts to hedge against the unexpected loss of its generating capability during periods of heavy demand. SIGECO also utilizes forward physical contracts for the wholesale purchase of generating capability to resell to other utilities and power marketers through non-firm "buy-resell" transactions where the sale and purchase prices of power are concurrently set.

Exposure to electricity market price risk relates to the forward contracts to effectively manage the supply of, and demand for, the generation capability of SIGECO's generating plants related to its wholesale power marketing activities. SIGECO is not currently exposed to market risks for purchases of electric energy power and natural gas for its retail customers due to current Indiana regulations which allow for full recovery of such purchases through SIGECO's fuel and natural gas cost adjustment mechanisms. A 1999 generic order issued by the IURC established new guidelines for the recovery of purchased electric power costs through the fuel adjustment clauses, however, SIGECO does not anticipate any limitation of recoverability of its purchased electric power costs under the generic order. This order has been appealed by the Office of the Utility Consumer Counselor, and if the appeal is upheld, non-recovery of some future purchased electric energy costs could be possible.

SIGCORP Energy Services, Inc., a Vectren subsidiary, utilizes forward physical contracts for both the purchase and sale of natural gas to its customers, primarily through "back-to-back" transactions where the sale and purchase prices of natural gas are concurrently set. As of December 31, 1999, approximately 4 percent of SIGCORP Energy Services, Inc.'s forward sales contracts were not covered by forward purchase contracts. Management believes that exposure from these positions was not material. SIGCORP Energy Services, Inc. sells fixed-price and capped-price products, and reduces its market price risk through the use of fixed-price supplier contracts and storage assets. As of December 31, 1999, the estimated fair market value of Energy's forward sales contracts was approximately $10.5 million; and the estimated fair market value of its forward purchase contracts was approximately $10.1 million.

Vectren is also exposed to counterparty credit risk when a supplier defaults upon a contract to pay or deliver the commodity. To mitigate risk, procedures to determine and monitor the creditworthiness of counterparties have been established.

At December 31, 1999, Vectren was not engaged in other contracts which would cause exposure to the risk of material earnings or cash flow loss due to changes in market commodity prices, foreign currency exchange rates, or interest rates.


               Liquidity and Capital Resources

Vectren's capitalization objectives, which are 45-60 percent common and preferred equity, and 40-55 percent long-term debt. These objectives may have varied, and will vary, from time to time, depending on particular business opportunities and seasonal factors that affect the company's operation. Vectren's common equity component was 58.4 percent of its total capitalization at December 31, 1999.

On December 15, 1999, Indiana Energy, now Vectren, announced that the Board of Directors had approved a definitive agreement under which the company will acquire certain of the natural gas distribution assets of The Dayton Power and Light Company. The acquisition, with a purchase price of $425 million, is expected to be funded with commercial paper (back-stopped by a committed bank credit facility) which will be replaced over time with permanent financing. This transaction is conditioned upon the approval of several regulatory bodies. Management hopes to complete the transaction by mid-year 2000.

New construction, normal system maintenance and improvements, and information technology investments needed to provide service to a growing customer base will continue to require substantial expenditures. Capital expenditures for fiscal 2000 are estimated at $135 million. For the twelve months ended December 31, 1999, capital expenditures totaled $132.2 million and $124.8 million for the same period in 1998.

Short-term cash working capital is required primarily to finance customer accounts receivable, unbilled utility revenues resulting from cycle billing, gas in underground storage, prepaid gas delivery services, capital expenditures and investments until permanently financed. Short-term borrowings tend to be greatest during the heating season when accounts receivable and unbilled utility revenues are at their highest. Effective in March 1999, Indiana Gas implemented a $100 million commercial paper program.
Indiana Gas' commercial paper is rated P-1 by Moody's and A-1+ by Standard & Poor's. Prior to March 1999, bank lines of credit were the primary source of short-term financing.

During April 1999, SIGECO temporarily refunded its $45
million 6 percent series first mortgage bonds due in 1999 with short-term debt. In July 1999, $80 million in short-term borrowings, including the above amount, were refunded with the issue of $80 million of 6.72 percent Senior Notes due August 1, 2029. In November 1999, SIGECO refunded $10 million of its $25 million 8-7/8 percent series first mortgage bonds due 2016 with short-term notes payable.
During 1998, SIGECO refunded four tax-exempt bond issues totaling $80.3 million with an equal amount of tax-exempt bonds which will reduce total interest expense on a present value basis by $8.5 million over the remaining lives of the bond issues. SIGECO also refunded $14 million of its first mortgage bonds with short-term notes payable.

In July 1999, Indiana Gas retired $10 million of 8.9% Notes.

In July 1999, Indiana Gas filed a registration statement with the Securities and Exchange Commission, which has become effective with respect to $100 million in debt securities. Indiana Gas expects to issue this debt pursuant to a medium-term note program, denominated as Series G. The net proceeds from the sale of these new debt securities will be used for general corporate purposes, including repayment of long-term debt and financing of Indiana Gas' continuing construction program. On October 5, 1999, Indiana Gas issued $30 million in principal amount of Series G Medium-term Notes bearing interest at the per annum rate of 7.08 percent with a maturity date of October 5, 2029.

On December 23, 1999, SIGCORP Capital, Inc. (now Vectren
Capital Corporation) established a $100 Million Committed
Bank Credit Facility. This facility, syndicated among five banks, replaced several uncommitted lines of credit and is used to fund non-regulated operations. At December 31, 1999, there was $85.7 million drawn against this facility.

On March 1, 2000, the fixed rate 7.25 percent $22.5 million Pollution Control Series A Bonds of SIGECO, due March 1, 2014, were converted to a Municipal Auction Rates Series. The interest rate, currently 4.35 percent, will be set every 32 days through the municipal bond auction process.

On March 1, 2000, the interest rate on $31.5 million of Adjustable Rate Pollution Control bonds of SIGECO, due March 1, 2025, was changed from 3.00 percent to 4.30 percent. The new interest rate will be fixed through February 29, 2001. Also on March 1, 2000, the interest rate on $22.2 million of Adjustable Rate Pollution Control bonds of SIGECO, due March 1, 2020, was changed from 3.05 percent to 4.45 percent. The new interest rate will also be fixed through February 29, 2001. For financial statement presentation, the $53.7 million of Adjustable Rate Pollution Control bonds are shown as a current liability.

Vectren expects the majority of the utility construction requirements and debt security redemptions to be provided by internally generated funds.

Indiana Gas' and SIGECO's credit ratings on outstanding debt at December 31, 1999 were AA-/Aa2 and AA/Aa2, respectively.

                 Forward-Looking Information

A "safe harbor" for forwarding-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in Management's Discussion and Analysis of Results of Operations and Financial Position, including but not limited to, Vectren Corporation's earnings growth strategy, ProLiance, the acquisition of gas distribution assets of Dayton Power and Light Company, Inc. and Year 2000 issues, are forward-looking statements. Such statements are based on management's belief, as well as assumptions made by and information currently available to management. When used in this filing, the words "believe," "anticipate," "endeavor," "estimate," "expect," "objective," "projection," "forecast," "goal," and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause Vectren Corporation and its subsidiaries' actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

* Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs;
   unanticipated changes to fossil fuel costs;
   unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments;
   environmental or pipeline incidents;
   transmission or distribution incidents;
   unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

* Increased competition in the energy environment including effects of industry restructuring and unbundling.

* Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.

* Financial or regulatory accounting principles or policies imposed by the Financial Accounting
   Standards Board, the Securities and Exchange
   Commission (Commission), the Federal Energy
   Regulatory Commission, state public utility commissions, state entities which regulate natural gas transmission, gathering and processing, and similar entities with regulatory oversight.


* Economic conditions including inflation rates and monetary fluctuations.

* Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

* Availability or cost of capital, resulting from changes in Vectren Corporation and its subsidiaries, interest rates, and securities ratings or market perceptions of the utility industry and energy-related industries.

* Employee workforce factors including changes in key executives, collective bargaining agreements with union employees, or work stoppages.

* Legal and regulatory delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures.

*  Costs and other effects of legal and
   administrative proceedings, settlements, investigations, claims, and other matters, including, but not limited to, those described in the Other Operating Matters section of Management's Discussion and Analysis of Results of Operations and Financial Condition.

* Changes in federal, state or local legislature requirements, such as changes in tax laws or rates, environmental laws and regulations.

Vectren Corporation and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

    MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The management of Vectren Corporation is responsible for the preparation of the consolidated financial statements and the related financial data contained in this report. The financial statements are prepared in conformity with accounting principles generally accepted in the United
States and follow accounting policies and principles applicable to regulated public utilities.

The integrity and objectivity of the data in this report, including required estimates and judgements, are the responsibility of management. Management maintains a system of internal controls and utilizes an internal auditing program to provide reasonable assurance of compliance with company policies and procedures and the safeguard of assets.

The board of directors pursues its responsibility for these financial statements through its audit committee, which meets periodically with management, the internal auditors and the independent auditors, to assure , that each is carrying out its responsibilities. Both the internal auditors and the independent auditors meet with the Audit Committee of Vectren Corporation's board of directors, with and without management representatives present, to discuss the scope and results of their audits, their comments on the adequacy of internal accounting controls and the quality of financial reporting.


/s/ Niel C. Ellerbrook
Niel C. Ellerbrook
Chairman and Chief Executive Officer

          REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Vectren
Corporation:

We have audited the accompanying consolidated balance sheets of Vectren Corporation (an Indiana corporation) and subsidiary companies as of December 31, 1999 and 1998, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vectren Corporation and subsidiary companies as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.




                                     /s/ Arthur Andersen LLP
                                         Arthur Andersen LLP
Indianapolis, Indiana,
June 30, 2000.

                            VECTREN CORPORATION
                         AND SUBSIDIARY COMPANIES

                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)

                                                   As of  December 31,
                                                    1999          1998
                                                    ----          ----
ASSETS
Current Assets:

   Cash and cash equivalents                   $   17,351    $    7,391
   Temporary investments                              903           793
   Accounts receivable, less reserves of
    $3,949 and $3,953, respectively               123,612        97,832
   Accrued unbilled revenues                       55,370        61,172
   Inventories                                     58,863        66,686
   Prepaid gas delivery service                    20,937             -
   Prepayments and other current assets            28,676        21,217
                                               ----------    ----------
     Total current assets                         305,712       255,091
                                               ----------    ----------
Utility Plant:
   Original cost                                2,367,831     2,262,914
   Less:  accumulated depreciation and
    amortization                                1,031,498       970,034
                                               ----------    ----------
     Net utility plant                          1,336,333     1,292,880
                                               ----------    ----------
Other Investments:
   Investments in leveraged leases                 85,737        36,003
   Investments in partnerships and
    other corporations                             74,644        61,742
   Notes receivable                                32,271        20,372
   Other                                              996         4,300
                                               ----------    ----------
     Total other investments                      193,648       122,417
                                               ----------    ----------
Nonutility property, net of accumulated
depreciation                                       64,474        59,533

Other Assets:
   Deferred charges                                23,623        16,536
   Unamortized debt costs                          15,843        16,879
   Demand side management programs                 25,298        25,046
   Other                                           15,536        10,458
                                               ----------    ----------
     Total other assets                            80,300        68,919
                                               ----------    ----------

TOTAL ASSETS                                   $1,980,467    $1,798,840
                                               ==========    ==========

           The accompanying notes are an integral part of these consolidated financial statements.

                            VECTREN CORPORATION
                         AND SUBSIDIARY COMPANIES

                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)

                                                    As of December 31,
                                                   1999          1998
                                                   ----          ----
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Current portion of adjustable rate bonds
   subject to tender                           $   53,700    $   53,700
   Current maturities of long-term debt and
   other obligations                                  776        56,751
   Short-term borrowings                          207,638       125,983
   Accounts payable                                95,827        84,078
   Refunds to customers and customer deposits      27,396        38,915
   Accrued taxes                                   26,602        14,990
   Accrued interest                                12,097        10,124
   Other current liabilities                       49,467        48,183
                                               ----------    ----------
     Total current liabilities                    473,503       432,724
                                               ----------    ----------
Deferred Credits and Other Liabilities:
   Deferred income taxes                          215,520       204,612
   Accrued postretirement benefits other
   than pensions                                   40,942        37,487
   Unamortized investment tax credit               25,524        27,884
   Other                                            8,297         9,187
                                               ----------    ----------
     Total deferred credits and other
     liabilities                                  290,283       279,170
                                               ----------    ----------
Minority interest in subsidiary                       916           696
                                               ----------    ----------
Commitments and contingencies

Capitalization:
   Long-term debt and other obligations           486,726       388,938
   Preferred stock of subsidiary:
     Redeemable                                     8,192         8,308
      Nonredeemable                                11,090        11,090
                                               ----------    ----------
        Total preferred stock                      19,282        19,398
   Common stock (no par value) - issued and    ----------    ----------
   outstanding 61,305 and
   61,420, respectively                           215,917       217,266
   Retained earnings                              493,918       460,660
   Accumulated other comprehensive income             (78)          (12)
                                               ----------    ----------
     Total common shareholders' equity            709,757       677,914
                                               ----------    ----------
       Total capitalization                     1,215,765     1,086,250
                                               ----------    ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $1,980,467    $1,798,840
                                               ==========    ==========

The accompanying notes are an integral part of these consolidated financial statements.

                            VECTREN CORPORATION
                         AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except for share amounts)

                                           Year Ended December 31,
                                           1999        1998       1997
                                         --------    --------   -------
OPERATING REVENUE
   Gas utility                           $  499,573  $487,260   $613,619
   Electric utility                         307,569   297,865    272,545
   Energy services and other                261,275   212,581     85,917
                                         ----------  --------   --------
     Total operating revenue              1,068,417   997,706    972,081
                                         ----------  --------   --------
OPERATING EXPENSES
   Cost of gas sold                         266,429   269,999    372,001
   Fuel for electric generation              66,305    65,222     62,630
   Purchased power                           20,791    20,762     13,985
   Cost of energy services and other        247,590   202,441     81,713
   Other operating                          189,622   181,818    171,418
   Restructuring costs                            -         -     39,531
   Depreciation and amortization             86,998    81,558     75,837
   Taxes other than income taxes             29,910    27,369     30,410
                                         ----------  --------   --------
     Total operating expenses               907,645   849,169    847,525
                                         ----------  --------   --------
OPERATING INCOME                            160,772   148,537    124,556

OTHER INCOME
   Equity in earnings of unconsolidated      11,642    12,104     10,258
investments
   Other - net                                8,902    10,105      9,223
                                         ----------  --------   --------
     Total other income                      20,544    22,209     19,481
                                         ----------  --------   --------
INTEREST EXPENSE                             42,862    40,301     39,403
                                         ----------  --------   --------
INCOME BEFORE PREFERRED DIVIDENDS
AND INCOME TAXES                            138,454   130,445    104,634

PREFERRED DIVIDEND REQUIREMENT OF
SUBSIDIARY                                    1,078     1,095      1,097
                                         ----------  --------   --------
INCOME BEFORE INCOME TAXES                  137,376   129,350    103,537

INCOME TAXES                                 45,708    42,328     35,482
                                         ----------  --------   --------
NET INCOME BEFORE MINORITY INTEREST          91,668    87,022     68,055

MINORITY INTEREST IN SUBSIDIARY                 920       422        341
                                         ----------  --------   --------
NET INCOME                               $   90,748  $ 86,600   $ 67,714
                                         ==========  ========   ========

AVERAGE COMMON SHARES OUTSTANDING            61,306    61,578     61,611
DILUTED COMMON SHARES OUTSTANDING            61,430    61,756     61,614

BASIC EARNINGS PER AVERAGE SHARE OF
COMMON STOCK                             $     1.48  $   1.41   $   1.10
DILUTED EARNINGS PER AVERAGE SHARE OF
COMMON STOCK                             $     1.48  $   1.40   $   1.10

           The accompanying notes are an integral part of these consolidated financial statements.

                            VECTREN CORPORATION
                         AND SUBSIDIARY COMPANIES

                         STATEMENTS OF CASH FLOWS
                              (in thousands)

                                              Year Ended December 31,
                                        1999         1998        1997
                                     ---------    ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                        $  90,748    $  86,600   $  67,714
   Adjustments to reconcile net income to cash
    provided from operating activities -
     Noncash restructuring costs             -            -      32,838
     Depreciation and amortization      86,998       81,558      75,837
     Preferred dividend requirement      1,078        1,095       1,097
     Deferred income taxes and
      investment tax credits             8,548       (1,644)    (17,447)
     (Gain) on sale or retirement
      of assets                              -       (2,102)     (2,923)
     Undistributed earnings of
      unconsolidated affiliates        (11,642)     (12,104)    (10,258)

     Changes in assets and liabilities -
      Receivables - net                (19,978)      18,052     (22,997)
      Inventories                        7,823      (13,086)     16,916
      Accounts payable, refunds to
      customers, customer deposits
      and other current liabilities      1,514        7,208      34,584
      Accrued taxes and interest        13,585       (9,522)      3,361
      Prepayments and other
      current assets                    (7,459)      (5,044)     (3,988)
      Prepaid gas delivery             (20,937)           -           -
      Accrued postretirement
      benefits and other pensions        3,455        2,472       7,916
      Other                              1,612        3,683      (5,721)
                                     ---------    ---------   ---------
      Total adjustments                 64,597       70,566     109,215
      Net cash flows from operating  ---------    ---------   ---------
      activities                       155,345      157,166     176,929
                                     ---------    ---------   ---------
CASH FLOWS FROM (REQUIRED FOR)
 FINANCING ACTIVITIES
   Change in common stock               (1,349)      (6,075)        808
   Retirement of preferred stock          (116)        (116)          -
   Proceeds from long-term debt        110,000       60,052      50,062
   Retirement of long-term debt
    and other obligations              (67,067)     (50,828)    (62,640)
   Net change in short-term
    borrowings                          81,655       12,253      32,980
   Dividends on common stock           (57,365)     (55,727)    (53,960)
   Other                                (3,614)        (675)       (775)
     Net cash flows from (required   ----------   ----------  ----------
      for) financing activities         62,144      (41,116)    (33,525)
                                     ---------    ----------  ----------
CASH FLOWS FROM (REQUIRED FOR) INVESTING
   ACTIVITIES
   Capital expenditures               (132,159)    (124,838)   (139,547)
   Demand side management program
    expenditures                          (252)        (579)     (2,340)
   Investment in leveraged leases      (49,734)       5,194       3,007
   Investments in partnerships
    and other corporations              (3,340)      (4,477)          -
   Non-regulated investments in
    unconsolidated affiliates - net     (7,371)      (7,035)          -
   Change in notes receivable          (11,899)       1,032      (5,592)
   Change in non-utility property       (4,941)     (10,231)     (6,922)
   Cash distributions from
   unconsolidated affiliates             4,550        7,806           -
   Proceeds from sale of assets              -       13,317       3,000
   Other                                (2,383)       3,074       3,692
     Net cash flows (required for)   ----------   ---------   ---------
      investing  activities           (207,529)    (116,737)   (144,702)
                                     ----------   ---------   ---------
Net increase (decrease) in cash
and cash equivalents                      9,960        (687)     (1,298)

Cash and cash equivalents at
beginning of period                       7,391       8,078       9,376
                                     ----------   ---------   ---------

Cash and cash equivalents at end
of period                            $   17,351   $   7,391   $   8,078
                                     ==========   =========   =========

           The accompanying notes are an integral part of these consolidated financial statements.

                            VECTREN CORPORATION
                         AND SUBSIDIARY COMPANIES

          CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                              ( in thousands)

                                                  Common Stock
                                                              Restricted
                                                              Stock
                                          Shares  Amount      Grants
                                          ------  --------    -------
Balance at December 31, 1996              61,596  $224,703    $(2,170)

Net income
Unrealized gain on securities
 (net of tax)
Common stock dividends
     ($0.88 per share)
Common stock issuances for
     Executives' and Directors'
     stock plans, net of amortization     25      346         462
                                          ------- ---------   -------
Balance at December 31, 1997              61,621  $225,049    $(1,708)

Net income
Unrealized loss on securities
    (net of tax)
Common stock dividends
    ($0.90 per share)
Common stock repurchases                  (215)   (4,834)
Common stock issuances for
    Executives' and Directors'
    Stock plans, net of amortization      14      (1,572)     331
Common stock issuance expense
Other
                                          ------- --------    --------
Balance at December 31, 1998              61,420  $218,643    $ (1,377)

Net income
Unrealized loss on securities
     (net of tax)
Common stock dividends
     ($0.94 per share)
Common stock repurchases                  (113)   (2,331)
Common stock issuances for
    Executives' and Directors'
    stock plans, net of amortization      (2)     1,150       (168)
Other

Balance at December 31, 1999              61,305  $217,462    $ (1,545)
                                          ======= ========    =========

The accompanying notes are an integral part of these consolidated financial statements.




                                                Other
                                     Retained   Comprehensive
                                     Earnings   Income (Loss)  Total
                                     --------   ----------     --------
Balance at December 31, 1996         $416,494   $  40          $639,067

Net income                             67,714                    67,714
Unrealized gain on securities
     (net of tax)                                  37                37
Common stock dividends
     ($0.88 per share)                (53,960)                  (53,960)
Common stock issuances for
     Executives' and Directors'
     stock plans, net of
     amortization                                                   808
                                     --------   ------         --------
Balance at December 31, 1997         $430,248   $  77          $653,666

Net income                             86,600                    86,600
Unrealized loss on securities
    (net of tax)                                  (89)              (89)
Common stock dividends
    ($0.90 per share)                 (55,727)                  (55,727)
Common stock repurchases                                         (4,834)
Common stock issuances for
    Executives' and Directors'
    Stock plans, net of
    amortization                                                 (1,241)
Common stock issuance expense             (33)                      (33)
Other                                    (428)                     (428)
                                     --------   ------         --------
Balance at December 31, 1998         $460,660   $ (12)         $677,914

Net income                             90,748                    90,748
Unrealized loss on securities
     (net of tax)                                 (66)              (66)
Common stock dividends
     ($0.94 per share)                (57,365)                  (57,365)
Common stock repurchases                                         (2,331)
Common stock issuances for
    Executives' and Directors'
    stock plans, net of
    amortization                                                    982
Other                                    (125)                     (125)
                                     --------   ------         --------
Balance at December 31, 1999         $493,918   $ (78)         $709,757
                                     ========   ======         ========

The accompanying notes are an integral part of these consolidated financial statements.

                     VECTREN CORPORATION
                  AND SUBSIDIARY COMPANIES

       NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



1.  Organization and Nature of Operations

Vectren Corporation (Vectren) is an Indiana corporation that was organized on June 10, 1999 solely for the purpose of effecting the merger of Indiana Energy, Inc. (Indiana Energy) and SIGCORP, Inc. (SIGCORP) with and into Vectren and carrying on the combined business of Indiana Energy and SIGCORP. On March 31, 2000, the merger of Indiana Energy with SIGCORP and into Vectren was consummated with a tax-free exchange of shares and has been accounted for as a pooling of interests. The common shareholders of SIGCORP received one and one-third shares of Vectren common stock for each SIGCORP common share and Indiana Energy common shareholders received one share of Vectren common stock for each Indiana Energy common share, resulting in the issuance of 61.3 million shares of Vectren common stock. The preferred stock and debt securities of Indiana Energy's and SIGCORP's utility subsidiaries were not affected by the merger.

Vectren is public utility holding company with two operating public utilities, Indiana Gas Company, Inc. (Indiana Gas) and Southern Indiana Gas and Electric Company (SIGECO). Indiana Gas and its subsidiaries provide natural gas and transportation services to a diversified base of customers in 311 communities in 49 of Indiana's 92 counties. SIGECO provides generation, transmission, distribution and the sale of electric power to Evansville, Indiana, and 74 other communities and the distribution and sale of natural gas to Evansville, Indiana, and 64 other communities in 7 counties in southwestern Indiana.

Vectren is also involved in non-regulated activities through its non-regulated subsidiaries: Vectren Energy Services, Inc., Vectren Financial Group, Inc., Vectren Generation Services, Inc., Vectren Resources, LLC, Vectren Utility Services, Inc., Vectren Ventures, Inc., Vectren Capital Corporation and Vectren Communications, Inc. These non-regulated activities provide energy, telecommunications and finance services throughout the Midwest.

2.  Summary of Significant Accounting Policies

A.  Consolidation
The accompanying consolidated financial statements of Vectren reflect the company on a historical basis as restated for the effects of the pooling-of-interests transaction completed on March 31, 2000 between Indiana Energy and SIGCORP. The consolidated financial statements include the accounts of Vectren and its wholly owned and majority owned subsidiaries, after elimination of intercompany transactions. Investments in limited partnerships and less than majority-owned affiliates are accounted for on the equity method. The financial statements also reflect the consolidation of a majority-owned affiliate, Energy Systems Group, LLC, which was an equity method investment of Indiana Energy and SIGCORP prior to the merger.
B.  Basic and Diluted Earnings Per Share
Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings per share on the face of the statement of income. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of shares outstanding for the period.
Diluted earnings per share is computed based upon the weighted average shares that would have been outstanding if all dilutive potential shares would have been converted into shares at the earliest date possible. In determining diluted earnings per share, stock options were included in the calculation as their effect was dilutive.

C.  Utility Plant and Depreciation
Utility plant is stated at historical cost, including an allowance for the cost of funds used during construction. Depreciation of utility property is provided using the straight-line method over the estimated service lives of the depreciable assets. The approximate weighted average remaining lives for major components of electric and gas plant are as follows:

Gas:
     Gas storage plant                  11 years
     Transmission plant                 23
     Distribution plant                 16
     Other gas plant                    13
Electric:
     Electric generation plant          14
     Transmission plant                 17
     Distribution plant                 19
     Other electric plant               11

The average depreciation rates, expressed as an annual percentage, are as follows:

Year Ended December 31   1999    1998     1997
                         ----    ----     ----
SIGECO:
     Electric            3.5%    3.4%     3.4%
     Gas                 3.3     3.3      3.2
Indiana Gas:
     Gas                 4.3     3.9      4.1


Vectren follows the practice of charging maintenance and repairs, including the cost of removal of minor items of property, to expense as incurred. When property that represents a retirement unit is replaced or removed, the cost of such property is credited to utility plant, and such cost, together with the cost of removal less salvage, is charged to accumulated provision for depreciation.

Cost in excess of underlying book value of acquired gas distribution companies is reflected as a component of utility plant and is being amortized over 40 years.

D.  Unamortized Debt Discount and Expense
Indiana Gas was authorized as part of an August 17, 1994 financing order from the Indiana Utility Regulatory Commission (IURC) to amortize over a 15-year period the debt discount and expense related to new debt issues and future debt issues and future premiums paid for debt reacquired in connection with refinancing. Debt discount and expense for issues in place prior to this order are being amortized over the lives of the related issues. Premiums paid prior to this order for debt reacquired in connection with refinancing are being amortized over the life of the refunding issue.

E.  Cash Flow Information
For purposes of the Consolidated Statement of Cash Flows, Vectren considers cash investments with an original maturity of three months or less to be cash equivalents. Cash paid during the periods reported for interest and income taxes were as follows:


Year Ended December 31 (in thousands)    1999      1998      1997
                                         -------   -------   -------
Interest (net of amount capitalized)     $34,826   $35,798   $35,939
Income taxes                              36,909    53,311    51,473

F.  Revenues
Revenues are recorded as products and services are delivered to customers. To more closely match revenues and expenses, Indiana Gas and SIGECO record revenues for all gas and electricity delivered to customers but not billed at the end of the accounting period.

G.  Inventories
Inventories primarily consist of gas in underground storage, fuel for electric generation and materials and supplies.
Gas in underground storage is valued using last-in, first-out (LIFO) method, while other inventories are valued using the average cost method. Based on the average cost of gas purchased during December, the cost of replacing the current portion of gas in underground storage exceeded LIFO cost at December 31, 1999 and 1998 by approximately $23.2 million and $18.7 million, respectively. Inventories consist of the following:

At December 31 (in thousands)           1999       1998
                                     -------    -------
Fuel (coal and oil) for electric
generation                           $12,824    $15,701
Materials and supplies                15,224     15,380
Emission allowances                    4,437      5,133
Gas in underground storage -
at LIFO cost                          23,068     28,912
Other                                  3,310      1,560
                                     -------    -------
Total inventories                    $58,863    $66,686
                                     =======    =======


H. Refundable or Recoverable Gas Costs, Fuel for Electric Production and Purchased Power
All metered gas rates contain a gas cost adjustment clause which allows for adjustment in charges for changes in the cost of purchased gas. Metered electric rates typically contain a fuel adjustment clause which allows for adjustment in charges for electric energy to reflect changes in the cost of fuel and the net energy cost of purchased power. SIGECO also collects through a quarterly rate adjustment mechanism, the margin on electric sales lost due to the implementation of demand side management programs.

Indiana Gas and SIGECO record any adjustment clause under-or overrecovery each month in revenues. A corresponding asset or liability is recorded until such time as the under-or overrecovery is billed or refunded to utility customers.
The cost of gas sold is charged to operating expense as delivered to customers and the cost of fuel for electric generation is charged to operating expense when consumed.

On August 18, 1999 the IURC issued a generic order which established new guidelines for the recovery of purchased power costs. Those guidelines provide that SIGECO is able to recover through rates the total cost incurred for purchased power if over a period of seven days the average cost of purchased power is below the highest cost of internal generation at SIGECO or the higher costs can be justified in a fuel adjustment clause filings. The generic order issued by the IURC is being appealed by the Office of Utility Consumer Counselor.

I.  Allowance for Funds used During Construction
An allowance for funds used during construction (AFUDC), which represents the cost of borrowed and equity funds used for construction purposes, is charged to construction work in progress during the period of construction and included in "Other - net" on the Consolidated Statements of Income. An annual AFUDC rate of approximately 6 percent was used for 1999 and 1998, while an annual rate of approximately 8 percent was used in 1997.

The table below reflects the total AFUDC capitalized and the portion of which was computed on borrowed and equity funds for all periods reported.

Year Ended December 31
 (in thousands)               1999      1998    1997
                              ------    ------  ------
AFUDC - borrowed funds        $3,090    $2,394  $1,283
AFUDC - equity funds             739       230   1,174
                              ------    ------  -----
Total AFUDC capitalized       $3,829    $2,624  $2,457
                              ======    ======  ======

J.  Income Taxes
The liability method of accounting is used for income taxes under which deferred income taxes are recognized, at currently enacted income tax rates, to reflect the tax effect of temporary differences between the book and tax bases of assets and liabilities. Deferred investment tax credits are being amortized over the life of the related asset.

K.  Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

L.  Regulation
The business operations of Indiana Gas and SIGECO are subject to regulation by the IURC. The Federal Energy Regulatory Commission (FERC) has jurisdiction over those investor-owned utilities that make wholesale energy sales which includes SIGECO. The accounting policies of Vectren and its utility subsidiaries give recognition to the ratemaking and accounting practices of these agencies and to generally accepted accounting principles, including the provisions of Statement of Financial Accounting Standards
(SFAS) No. 71 "Accounting for the Effects of Certain Types of Regulation." Regulatory assets represent probable future revenues associated with certain incurred costs, which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process.

The following regulatory assets and liabilities are reflected in the financial statements:

At December 31 (in thousands)                     1999        1998
                                                -------     -------
Regulatory Assets:
   Demand side management programs              $25,900     $25,648
   Postretirement benefits other than pensions    1,676       5,502
 Unamortized premium on reacquired debt           4,416       4,705
   Unamortized debt discount and expenses        11,906      12,653
   Amounts due from customers -
    income taxes, net                             2,741       1,778
   Regulatory study costs                            21         107
   Fuel and gas costs                             5,585       5,931
   Deferred acquisition costs                       650         671
                                                -------     -------
     Total Regulatory Assets                    $52,895     $56,995
                                                =======     =======
At December 31 (in thousands)                     1999        1998
                                                -------     -------
Regulatory Liabilities:
   Refundable gas costs                         $10,204     $14,343
                                                =======     =======


As of December 31, 1999, the recovery of $31.5 million of Vectren's $52.9 million of total regulatory assets is reflected in rates charged to customers. The remaining $21.4 million of regulatory assets, which are not yet included in rates, represent SIGECO's demand side management
(DSM) costs incurred after 1993. At the time of SIGECO's next electric base rate case, these costs should be includable in rate base and SIGECO will be provided an opportunity to earn a return on that amount; amortization of these costs over a period anticipated to be 15 years should be recovered through rates as a cost of operations. Of the $31.5 million of regulatory assets currently reflected in utility rates, a total of $12.3 million is earning a return consisting primarily of $4.5 million of pre-1994 DSM costs and $4.4 million of unamortized premium on reacquired debt. The remaining recovery periods for the regulatory assets range from 6 years to 31 years. The remaining $19.2 million of regulatory assets included in rates but not earning a return are being recovered over varying periods: $1.7 million of deferred postretirement benefit costs, over 1 year; $3.9 million of fuel costs, over 3 months; $1.7 million of gas costs, over 12 months; and $11.9 million of unamortized debt discount and expense to be recovered as discussed in Note 1D.

It is the policy of Indiana Gas and SIGECO to continually assess the recoverability of costs recognized as regulatory assets and the ability to continue to account for their activities in accordance with SFAS 71, based on the criteria set forth in SFAS 71. Based on current regulation, Indiana Gas and SIGECO believe such accounting is appropriate. If all or part of Vectren's utility operations cease to meet the criteria of SFAS 71, a write-off of related regulatory assets and liabilities would be required. In addition, Vectren would be required to determine any impairment to the carrying costs of deregulated plant and inventory assets.

M.  Comprehensive Income
Comprehensive Income is a measure of all changes in equity of an enterprise which result from the transactions or other economic events during the period other than transactions with shareholders. This information is reported in the Consolidated Statements of Common Shareholders' Equity. Vectren's components of accumulated other comprehensive income (loss) includes unrealized gains and (losses) on available for sale securities.

N.  New Accounting Standard
In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Based on the deferral of the effective date of SFAS 133 as provided for in SFAS 137, Vectren is required to adopt the provisions of SFAS 133 no later than January 1, 2001. Vectren utilizes derivative instruments to manage pricing decisions, minimize the risk of price volatility, and minimize price risk exposure in the energy markets. Vectren has not quantified the impact of adopting this statement on its financial position or results or operations.

3.  Merger Costs - Subsequent Event

In the first quarter of 2000, Vectren expensed merger costs totaling $27.2 million. These costs relate primarily to transaction costs, severance and other merger integration activities and the accrual remaining for such costs at March 31, 2000 is approximately $14 million. The merger integration activities will be substantially complete by 2001.

4.  Corporate Restructuring

During 1997, the Indiana Gas Board of Directors authorized management to undertake the actions necessary and appropriate to restructure Indiana Gas' operations to support the company's transition into a more competitive environment and recognize a resulting restructuring charge of $39.5 million ($24.5 million after-tax) for fiscal 1997 as described below.

Indiana Gas recorded restructuring costs of $5.4 million during the fourth quarter of fiscal 1997 related to the involuntary terminations planned under Indiana Gas' specific near-term employee reduction plan, which was scheduled for completion by the end of fiscal 1999. These costs include separation pay in accordance with Indiana Gas' severance policy of $3.9 million, and net curtailment losses related to these employees' postretirement and pension benefits. As a result of initial work force reductions during September 1997 and primarily attrition thereafter, most of the reductions contemplated during the two-year period and accrued originally have been achieved. During the second quarter of fiscal 1999, Indiana Gas reviewed its remaining accruals for costs associated with the involuntary work force reductions. Taking into consideration an unexpectedly high level of voluntary terminations, Indiana Gas determined that no additional significant involuntary work force reductions were likely to occur. Prior to September 30, 1998, $2.2 million of involuntary termination benefits had been paid. As a result, the severance accrual and other operating expenses were reduced by $1.7 million during 1999.

Indiana Gas' management also committed to sell, abandon or otherwise dispose of certain assets, including buildings, gas storage fields and intangible plant. Indiana Gas recorded restructuring costs of $34.1 million during 1997 to adjust the carrying value of those assets to estimated fair value. These assets have been sold or are no longer in use.

5.  Acquisition of the Gas Distribution Assets of The Dayton
Power and Light Company

On December 15, 1999, Indiana Energy, now Vectren, announced that the Board of Directors had approved a definitive agreement under which the company will acquire certain of the natural gas distribution assets of The Dayton Power and Light Company. The acquisition, with a purchase price of $425 million, is expected to be funded with commercial paper (back-stopped by a committed bank credit facility) which will be replaced over time with permanent financing. This transaction is conditioned upon the approval of several regulatory bodies. Management hopes to complete the transaction by mid-year 2000.

6.  Short-Term Borrowings

Effective in March 1999, Indiana Gas implemented a $100 million commercial paper program. Indiana Gas' commercial paper is priced to the public at a rate determined by current money market conditions. At December 31, 1999
Indiana Gas had approximately $83.0 million outstanding.

SIGECO has trust demand note arrangements totaling $17.0 million with several banks, of which none was utilized at December 31, 1999. Funds are also borrowed periodically from banks on a short-term basis, made available through lines of credit totaling $49 million at December 31, 1999, of which $22.9 million was utilized at that date.

Vectren Capital Corporation (formerly SIGCORP Capital, Inc.) provides financing for Vectren's non-regulated subsidiaries' operations and investments. Vectren Capital Corporation has aggregate lines of credit of $140 million, of which $101.7 million was outstanding at December 31, 1999.

Indiana Gas, SIGECO and Vectren Capital Corporation compensate the participating banks with arrangements that vary from no commitment fees to a combination of fees that are mutually agreeable. Notes payable to banks bore interest at rates negotiated with the banks at the time of borrowing. Bank loans and commercial paper outstanding during the reported periods were as follows:

At December 31 (in thousands)                        1999       1998
                                                  ---------  --------
Outstanding:
     Bank Loans                                   $124,638   $ 77,308
     Commercial paper                               83,000     48,675
                                                  --------   --------
      Total short term borrowings                 $207,638   $125,983
                                                  ========   ========

Weighted average interest rates:
     Bank Loans                                       8.08%      5.89%
     Commercial paper                                 6.30       5.80
Weighted average interest rates during the year:
     Bank Loans                                       5.76       6.01
     Commercial paper                                 5.40       5.80

Weighted average total outstanding
during the year                                   $163,762   $ 75,038


7.  Long - Term Debt and Other Obligations

First mortgage bonds, notes payable and partnership obligations outstanding and classified as long-term are as follows:

At December 31 (in thousands)                          1999        1998
                                                     -------     -------
Southern Indiana Gas and Electric Company
First Mortgage Bonds due:
    1999, 6%                                       $       -   $  45,000
    2020, 4.40% Pollution Control Series B             4,640       4,640
    2030, 4.40% Pollution Control Series B            22,000      22,000
    2014, 7.25% Pollution Control Series A            22,500      22,500
    2016, 8.875%                                      13,000      23,000
    2023, 7.60%                                       45,000      45,000
    2025, 7.625%                                      20,000      20,000
Adjustable Rate Pollution Control:
    2015, Series A, presently 4.55%                    9,975       9,975
Adjustable Rate Environmental Improvement:
    2023, Series B, presently 6%                      22,800      22,800
    2029, 6.72%                                       80,000           -
                                                     -------     -------
Total first mortgage bonds                           239,915     214,915
                                                     -------     -------
Notes Payable:
    Tax Exempt, due 2003, 6.25%                        1,000       1,000
                                                     --------    -------

Indiana Gas Company
Notes Payable due:
     1999, 8.9%                                            -      10,000
     2003, Series F, 5.75%                            15,000      15,000
     2004, Series F, 6.36%                            15,000      15,000
     2007, Series E, 6.54%                             6,500       6,500
     2013, Series E, 6.69%                             5,000       5,000
     2015, Series E, 7.15%                             5,000       5,000
     2015, Series E, 6.69%                             5,000       5,000
     2015, Series E, 6.69%                            10,000      10,000
     2021, Private Placement, 9.375%                  25,000      25,000
     2021, Series A, 9.125%                            7,000       7,000
     2025, Series E, 6.31%                             5,000       5,000
     2025, Series E, 6.53%                            10,000      10,000
     2027, Series E, 6.42%                             5,000       5,000
     2027, Series E, 6.68%                             3,500       3,500
     2027, Series F, 6.34%                            20,000      20,000
     2028, Series F, 6.75%                            14,849      14,964
     2028, Series F, 6.36%                            10,000      10,000
     2028, Series F, 6.55%                            20,000      20,000
     2029, Series G, 7.08%                            30,000           -
                                                     -------     -------
Total notes payable                                  211,849     191,964
                                                     -------     -------
Non-Regulated
Notes Payable:
    Bank, due 2000, 2.90%                                  -           9
    Noninterest bearing note due 2005                    576         646
    Variable rate note, due 2007                         950         950
    Insurance Company, due 2012, 7.43%                35,000      35,000
                                                     -------     -------
Total notes payable                                   36,526       6,605
                                                     -------     -------
Partnership Obligations, due 2001 through 2005,          845       2,358
    Without interest
Total long-term debt outstanding                     490,135     446,842
Less: Maturities and sinking fund requirements          (776)    (56,751)
       Unamortized debt premium and discount, net     (2,633)     (1,153)
                                                     --------    --------
Total long-term debt, excluding amounts due
within one year                                    $ 486,726   $ 388,938
                                                     =======     ========


Consolidated maturities and sinking fund requirements on long-term debt subject to mandatory redemption during the five years following 1999 (in millions) are $0.60 in 2000, $0.25 in 2001, $3.25 in 2002, $19.25 in 2003 and $3.25 in
2004.

In addition to the obligations presented in the table above, SIGECO has $53.7 million of adjustable rate pollution control series first mortgage bonds which could, at the election of the bondholder, be tendered to SIGECO annually in March. If SIGECO's agent is unable to remarket any bonds tendered at that time, SIGECO would be required to obtain additional funds for payment to bondholders. For financial statement presentation purposes those bonds subject to tender in 2000 are shown as current liabilities. In March 2000, all $53.7 million of the bonds were remarketed.

Provisions under which certain of Indiana Gas' Series E, Series F and Series G Medium Term Notes were issued entitle the holders of $137 million of these notes to put the debt back to Indiana Gas at face value at certain specified dates before maturity beginning in 2000. Long-term debt (in millions) subject to the put provisions during the five years following 1999 totals $5.0 in 2000, $11.5 in 2002 and $3.5 in 2004.

The annual sinking fund requirement of SIGECO's first mortgage bonds is 1 percent of the greatest amount of bonds outstanding under the Mortgage Indenture. This requirement may be satisfied by certification to the Trustee of unfunded property additions in the prescribed amount as provided in the Mortgage Indenture. SIGECO intends to meet the 2000 sinking fund requirement by this means and, accordingly, the sinking fund requirement for 2000 is excluded from current liabilities on the balance sheet. At December 31, 1999, $200.0 million of SIGECO's utility plant remained unfunded under SIGECO's Mortgage Indenture.

The above debt balances contain certain financial covenants and other restrictions with which Vectren must comply. At
December 31, 1999, Vectren is in compliance with all of these convenants.

In July 1999, Indiana Gas filed a registration statement with the Securities and Exchange Commission with respect to $100 million in debt securities. Indiana Gas expects to issue this debt pursuant to a medium term note program, denominated as Series G. The net proceeds from the sale of these new debt securities will be used for general corporate purposes, including repayment of long term debt and financing of Indiana Gas' continuing construction program. On October 5, 1999, Indiana Gas issued $30 million in principal amount of Series G Medium-term Notes bearing interest at the per annum rate of 7.08 percent with a maturity date of October 5, 2029.

8.  Fair Value of Financial Instruments

The estimated fair value of Vectren's financial instruments were as follows:

At December 31
 (in thousands)                        1999                   1998
                              Carrying   Fair        Carrying    Fair
                              Amount     Value       Amount      Value
                              ---------  --------    ---------   --------
Cash and cash equivalents     $ 17,351   $ 17,351    $  7,391    $  7,391
Short-term borrowings          207,638    207,638     125,983     125,983
Partnership Obligations
 (includes amounts due
 within one year)                  845        905       2,358       3,446
Redeemable preferred stock of
  subsidiary                     7,500      7,538       7,500       9,044
Long term debt (includes
  amounts due within one       541,202    544,928     499,389     540,026
year)


Certain methods and assumptions must be used to estimate the fair value of financial instruments. Because of the short maturity of cash and cash equivalents and notes payable, the carrying amounts approximate fair values for these financial instruments. The fair value of Vectren's long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Vectren for debt of the same remaining maturities. The fair value of partnership obligations were estimated based on current quoted market rate of comparable debt. The fair value of redeemable preferred stock of SIGECO was based on the current quoted market rate of long-term debt with similar characteristics.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue or over a 15-year period (see Note 2D and 2L). Accordingly, any reacquisition would not be expected to have a material effect on Vectren's financial position or results of operations.

9.  Capital Stock

On March 31, 2000, the merger of Indiana Energy and SIGCORP with and into Vectren was consummated with a tax-free exchange of shares and has been accounted for as a pooling of interests. The common shareholders of SIGCORP received one and one-third shares of Vectren common stock for each SIGCORP common share and Indiana Energy common shareholders received one share of Vectren common stock for each Indiana
Energy common share, resulting in the issuance of 61.3 million shares of Vectren common stock.

The holders of outstanding Vectren common stock are entitled to receive dividends out of the assets legally available and in amounts as the Vectren Board of Directors may from time to time determine. The Vectren common shares are not convertible and the holders of Vectren common shares have no preemptive or subscriptions rights to purchase any securities of Vectren. Upon liquidation, dissolution or winding up of Vectren, the holders of Vectren common shares are entitled to receive pro rata the assets of Vectren which are legally available for distribution, after payment of all debts and liabilities and subject to the prior rights of any holders of preferred shares then outstanding. Each outstanding Vectren common share is entitled to one vote on all matters submitted to a vote of Vectren's shareholders. Except as otherwise required by law or the Vectren Articles of Incorporation, the holders of Vectren common shares vote together on all matters submitted to a vote of the shareholders, including the election of directors.

The Vectren Board of Directors has adopted a Shareholder Rights Agreement, which is generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of Vectren to treat each shareholder on a fair and equal basis. Under the Shareholder Rights Agreement, the Vectren Board of Directors has declared a dividend distribution of one right for each outstanding Vectren common share. A right will attach to each Vectren common share Vectren issues. Each right entitles the holder to purchase from Vectren one share at a price of $65.00 per share (subject to adjustment to prevent dilution). Initially, the rights will not be exercisable. The rights only become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons (Vectren Acquiring Person) has acquired beneficial ownership of 15 percent or more of the outstanding Vectren common shares (or a 10 percent acquirer who is determined by the Vectren Board of Directors to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer the consummation of which would result in any person or group becoming a Vectren Acquiring Person. The Vectren Shareholder Rights Agreement expires October 21, 2009.

Conversion of Options

Certain SIGCORP and SIGECO employees held options to purchase SIGCORP common shares granted under the 1994 SIGECO Stock Option Plan and other employee compensation benefits arrangements. When the merger was consummated, each unexpired and unexercised option to purchase SIGCORP common shares was automatically converted into an option to purchase the number of Vectren common shares that could have been purchased under the original option multiplied by
1.333. The exercise price per Vectren common share under the new option is equal to the original per share price divided by 1.333. The new Vectren options will otherwise be subject to the same terms and conditions as the original SIGCORP options. The expiration dates for options outstanding as of December 31, 1999, ranged from July 13, 2005 to July 14, 2008. This stock option activity for the past three years, converted to Vectren shares, was as follows:

At December 31                           1999         1998        1997
                                       -------      -------     -------
Outstanding at January 1               671,389      610,742     437,096
Granted                                272,783       99,973     185,750
Exercised                              (13,168)     (39,326)    (12,104)
                                       --------     --------    --------
Outstanding at December 31             931,004      671,389     610,742
                                       ========     ========    ========
Exercisable at December 31             658,221      508,892     424,992
Reserved for future grants at
end of year                                  -      272,783     372,756
Weighted Average Option Price:
    Exercisable                        $ 17.53      $ 15.88     $ 14.60
    Outstanding at end of year           18.33        17.46       16.19


At December 31, 1999
                         Options Outstanding          Options Exercisable
                               Weighted   Weighted
                  Number of    Average    Average      Number of  Weighted
Range of          Options      Remaining  Exercise     Options    Average
Exercise          Outstanding  Contrac-   Price        Exercis-   Exercise
 Prices                        tual Life               able       Price
-------------     ---------    ---------  --------     --------   --------
$12.03-$14.43     252,697      4.5        $ 13.82      252,697    $ 13.82
$14.43-$16.84      62,460      5.1          15.32       62,460      15.32
$16.84-$19.24      57,341      6.5          17.44       57,341      17.44
$19.24-$21.65     458,533      8.7          20.08      185,750      19.83
$24.05             99,973      8.5          24.05       99,973      24.05
$12.03-$24.05     931,004      7.2        $ 18.33      658,221    $ 17.53


Vectren accounts for stock compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for
Stock Issued to Employees."  Under Accounting Principles
Board Opinion No. 25, no compensation cost has been recognized for stock options. Had compensation cost for stock options been determined consistent with SFAS No. 123
"Accounting for Stock-based Compensation," net income would have been reduced to the following pro forma amounts:

At December 31 (in thousands,        1999          1998         1997
except earnings per share)
                                   --------      -------      -------
Net Income:
  As reported                      $90,748       $86,600      $67,714
  Pro forma                         90,077        86,085       67,422
Basic Earnings Per Share:
  As reported                      1.48          1.41         1.10
  Pro forma                        1.47          1.40         1.09
Diluted Earnings Per Share:
  As reported                      1.48          1.40         1.10
  Pro forma                        1.47          1.39         1.09


The fair value of each option granted used to determine pro forma net income is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the twelve month periods December 31, 1999, 1998 and 1997: risk-free interest rate of 6.46 percent, 4.44 percent and 5.75 percent, respectively; expected option term of five years;
expected volatilities of 34.00 percent, 33.16 percent and
36.62 percent, respectively; and dividend rates of 4.46 percent, 3.77 percent and 4.46 percent, respectively.

Conversion of Restricted Stock

Indiana Energy had an Executive Restricted Stock Plan for the principal officers of the company and participating subsidiary companies. Grants under the plan were made annually and shares issued were original issue shares of Indiana Energy, carry transferability restrictions and are subject to performance and forfeiture provisions according to the terms of the plan. The original vesting period for the shares was four years from the date of grant. Indiana Energy also had a Directors' Restricted Stock Plan through which non-employee directors receive one-third of their combined compensation (exclusive of attendance fees) as directors of Indiana Energy, Indiana Gas or IEI Investments, Inc. in shares of Indiana Energy's common stock subject to certain restrictions on transferability. Vesting in the shares occurs over the directors' terms, which generally are three years. They may also elect to receive the remaining two-thirds of their combined compensation (exclusive of attendance fees) in cash or in shares of Indiana Energy's common stock which are not subject to restrictions on transferability other than those imposed by federal and state laws. The value of shares under both the Executive and Directors' Restricted Stock Plans can also be transferred to Vectren's Nonqualified Deferred Compensation Plan once the restrictions on those shares have lifted

Upon consummation of the merger, the restrictions on each outstanding share of restricted stock of Indiana Energy lapsed and all shares of Indiana Energy that were issued as restricted stock were treated as unrestricted shares of Indiana Energy in the merger exchange. At December 31, 1999 and 1998, respectively, the shares of Indiana Energy common stock reserved for issuance were as follows:






At December 31                       1999         1998
                                   ---------    --------
Dividend Reinvestment and Stock
Purchase Plan                        417,836    339,935
Executive Restricted Stock Plan      346,319    291,549
Directors' Restricted Stock Plan      54,994     58,987
Retirement Savings Plan              964,208    224,772
                                   ---------    -------
Total                              1,783,357    915,243
                                   =========    =======


Common stock dividends of Vectren may be reinvested under a Dividend Reinvestment and Stock Purchase Plan. Common shares purchased in connection with the plan are currently being acquired through the open market.

10.  Retirement Plans and Other Postretirement Benefits

Prior to July 1, 2000, SIGCORP and Indiana Energy had separate retirement and other postretirement benefit plans. The activities in these plans are described below by company. Effective July 1, 2000, the SIGECO and Indiana Energy pension plans were merged. Also effective July 1, 2000, the SIGECO and Indiana Energy retirement savings plans were merged, as were their postretirement health care and life insurance plans.

SIGCORP
SIGECO has multiple noncontributory defined benefit pension and other postretirement benefit plans which cover eligible full-time regular employees. The pension plans provide retirement benefits based on years of service and the employee's highest 60 consecutive months' compensation during the last 120 months of employment. The nonpension plans include plans for health care and life insurance through a combination of self-insured and fully insured plans. The IURC has authorized SIGECO to recover the costs related to postretirement benefits other than pensions under the accrual method of accounting consistent with Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Amounts accrued prior to that authorization were deferred as allowed by the IURC and are currently being amortized over a 60-month period.

Net periodic
benefit cost             Pension Benefits             Other Benefits
consisted
   of the
following
components:
Year Ended         1999      1998     1997       1999     1998    1997
December 31 (in
thousands)
                   -------   -------  -------    ------   ------  ------
Service cost       $ 3,020   $ 2,639  $ 2,166    $  620   $  578  $  890
Interest cost        5,637     5,020   4,661      1,707    1,664   2,056
Expected return
on plan assets      (6,517)   (5,985)  (5,182)     (751)    (577)   (399)
Amortization of
prior service
cost                   307       178      147         -        -       -
Amortization of
transitional
(asset) obligation    (418)     (418)    (418)    1,311    1,311   1,472
Recognized
actuarial gain        (300)      (47)      (4)     (757)    (743)   (499)
                   --------  -------- --------   -------  ------- -------
Net periodic
benefit cost       $ 1,729   $ 1,387  $ 1,370    $ 2,130  $2,233  $3,520
                   =======   =======  =======    =======  ======= ======

A reconciliation of the plan's benefit obligations, fair value of plan assets, funded status and amounts recognized in the Consolidated Balance Sheets follows:

Benefit obligation consisted
 of the following components:    Pension Benefits         Other Benefits
At December 31 (in thousands)      1999      1998         1999      1998
                                -------   -------      -------   -------
Benefit obligation at
beginning of year               $79,743   $72,914      $25,529   $30,924
Service cost - benefits
earned during the year            3,020     2,639          620       578
Interest cost on projected
benefit obligation                5,637     5,020        1,707     1,664
Plan amendments                      33     2,220            -    (2,412)
Benefits paid                    (3,286)   (3,176)        (661)   (1,024)
Actuarial (gain) loss            (3,445)      126       (2,287)   (4,201)
                                -------   -------      --------  -------
Benefit obligation at end
of year                         $81,702   $79,743      $24,908   $25,529
                                =======   =======      ========  =======

Fair value of Plan Assets        Pension Benefits         Other Benefits
At December 31 (in thousands)      1999      1998         1999      1998
                                -------   -------      -------   -------
Plan assets at fair value at
beginning of year               $83,337   $76,587      $ 9,511   $ 7,336
Actual return on plan assets      6,000     9,926        1,434     1,031
Employer contributions                -   -              1,425     2,168
Benefits paid net of
participant contributions        (3,286)   (3,176)     (   661)   (1,024)
                                --------  --------     --------  -------
Fair value of plan assets
at end of year                  $86,051   $83,337      $11,709   $ 9,511
                                =======   =======      =======   =======


Funded Status                 Pension Benefits          Other Benefits
At December 31
 (in thousands)               1999        1998          1999       1998
                           --------    --------      --------   --------
Funded status              $  4,349    $  3,594      $(13,199)  $(16,018)
Unrecognized transitional
obligation (asset)           (1,398)     (1,815)       17,043     18,353
Unrecognized service cost     3,180       3,455             -          -
Unrecognized net (gain)
loss and other              (14,490)    (11,864)      (15,885)   (13,671)
                           --------    --------      --------   --------
Net amount recognized      $ (8,359)   $ (6,630)     $(12,041)  $(11,336)
                           ========    ========      ========   ========


Weighted-average assumptions used in the accounting for these plans were as follows:

                                   Pension Benefits       Other Benefits
Year Ended December 31            1999     1998           1999     1998
                                  -----    -----          -----    -----
Discount rate                     7.50%    7.00%          7.50%    7.00%
Expected return
   on plan assets                 8.00%    8.00%          N/A      N/A
Rate of compensation
   increase                       5.00%    5.00%          N/A      N/A

The transitional pension benefit is being amortized over approximately 14 to 18 years for the plans. The net periodic cost determined under the standard includes the amortization of the discounted present value of the obligation at the adoption date over a 20-year period.

As of December 31, 1999 the health care cost trend is 8.0 percent declining to 4.5 percent in 2006. The accrued health care cost trend rate for 2000 is 7.0 percent. The estimated cost of these future benefits could be significantly affected by future changes in health care costs, work force demographics, interest rates or plan changes.

A 1.0 percent change in the assumed health care cost trend for SIGECO's postretirement health care plan would have the following effects:

(in thousands)             1% Increase    1% Decrease
                           -----------    -----------
Effect on the aggregate
of the service
and interest cost
components                 $   382        $  (307)

Effect on the
postretirement benefit
obligation                   3,606         (2,952)


In addition to the trusteed pension plans discussed above, SIGECO provides supplemental pension benefits to certain current and former officers under nonqualified and nonfunded plans. The accrued pension liability for these plans at December 31, 1999 and 1998 was $4.6 million and $3.8 million, respectively. Service cost related to these benefits for the year ended December 31, 1999 was approximately $1.0 million.

SIGECO has adopted Voluntary Employee Beneficiary Association (VEBA) Trust Agreements for the funding of postretirement health benefits for retirees and their eligible dependents and beneficiaries. Annual funding is discretionary and is based on the projected cost over time of benefits to be provided to covered persons consistent with acceptable actuarial methods. To the extent these postretirement benefits are funded, the benefits will not be shown as a liability on SIGECO's financial statements.

SIGECO also has a defined contribution retirement savings plan which is qualified under sections 401(a) and 401(k) of the Internal Revenue Code. During 1999, 1998 and 1997,
SIGECO made contributions, in thousands, to this plan of $551, $188 and $-0-, respectively.

Indiana Energy
Indiana Energy has multiple defined benefit pension and other postretirement benefit plans. The nonpension plans include plans for health care and life insurance. All of the plans are non-contributory with the exception of the health care plan which contains cost-sharing provisions whereby employees retiring after January 1, 1996, are required to make contributions to the plan when increases in Indiana Energy's health care costs exceed the general rate of inflation, as measured by the Consumer Price Index (CPI).

The IURC has authorized Indiana Gas to recover the costs related to postretirement benefits other than pensions under the accrual method of accounting consistent with Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Amounts accrued prior to that authorization were deferred as allowed by the IURC and are currently being amortized over a 60-month period.

The detailed disclosures of benefit components that follow are based on an actuarial valuation performed for the September 30, 1999, 1998 and 1997 financial statements using a measurement date as of June 30 for each respective year. In management's opinion, the disclosures required as of and for the years ended December 31, 1999, 1998 and 1997 would not differ materially from those presented below.

Net periodic benefit cost, excluding the 1997 curtailment loss related to the postretirement health care and life insurance plans, consisted of the following components:

                       Pension Benefits                Other Benefits
Year Ended September 30
(in thousands)   1999      1998      1997         1999    1998     1997
                 --------  --------  --------     ------- -------  ------
Service cost     $ 2,033   $ 1,417   $ 1,268      $  882  $  721   $  770
Interest cost      4,913     4,966     4,847       3,136   3,199    3,311
Expected return
on plan assets    (7,310)   (6,757)   (6,606)          -       -        -
Amortization of
transition obli-
gation (asset)      (316)     (316)     (309)      1,955   1,955    2,280
Amortization of
loss (gain) and
other                115        78       884        (132)  1,337    1,397
Net period       --------  -------   -------      ------- -------  ------
benefit cost     $  (565)  $  (612)  $    84      $5,841  $7,212   $7,758
                 =======   ========  =======      ======= ======   ======


A reconciliation of the plans' benefit obligations, fair value of plan assets, funded status and amounts recognized in the Consolidated Balance Sheets follows:

Benefit obligation consisted
of the following components:       Pension Benefits       Other Benefits
At September 30 (in thousands)   1999       1998       1999      1998
                                 -------    -------    -------   -------
Benefit obligation at beginning  $77,097    $65,977    $48,069   $42,883
of year
Service cost - benefits earned     2,033      1,417        882       721
during the year
Interest cost on projected         4,913      4,966      3,136     3,199
benefit obligation
Benefits paid                     (4,715)    (4,460)    (2,944)   (3,064)
Actuarial (gain) loss             (9,525)     9,197     (5,772)    4,330
                                 -------    -------    --------  -------
Benefit obligation at end
of year                          $69,803    $77,097    $43,371   $48,069

                                 =======    =======    =======   =======

Fair value of Plan Assets          Pension Benefits       Other Benefits
At September 30 (in thousands)   1999       1998       1999      1998
                                 -------    -------    ------    -------
Plan assets at fair value at     $ 97,628   $87,801    $   -     $   -
beginning of year
Actual return on plan assets        8,179    14,194    -         -

Employer contributions                119        93     2,944     3,064
Benefits paid net
of participant contributions       (4,715)   (4,460)   (2,944)   (3,064)
                                 --------   -------    ------    ------
Fair value of plan
assets at end of year            $101,211   $97,628    $    -    $    -


Funded Status                    Pension Benefits        Other Benefits
At September 30 (in thousands)    1999       1998        1999       1998
                               ---------  --------    --------   --------
Funded status                  $ 31,408   $ 20,531    $(43,371)  $(48,069)
Unrecognized transitional
obligation (asset)                 (882)    (1,198)     27,375     29,330
Unrecognized service cost           459      3,693           -          -
Unrecognized net (gain) loss
and other                       (26,192)   (19,173)    (12,290)    (6,649)
                               --------   --------    --------   --------
Net amount recognized          $  4,793   $  3,853    $(28,286)  $(25,388)
                               ========   ========    ========   ========


The aggregate benefit obligation and aggregate fair value of the plan assets for pension plans with benefit obligations in excess of plan assets were $5.5 million and $0, respectively, as of September 30, 1999, and $5.6 million and $0, respectively, as of September 30, 1998.

Weighted-average assumptions used in
the accounting for these plans
were as follows:                    Pension Benefits      Other Benefits
Year Ended September 30            1999    1998          1999     1998
                                   ------  ------        ------   ------
Discount rate                      7.50%   6.75%         7.50%    6.75%
Expected return
   on plan assets                  9.00%   9.00%         N/A      N/A
Rate of compensation
   increase                        5.00%   5% to 5.5%    N/A      N/A
CPI rate                           N/A     N/A           3.50%    3.50%

The assumed health care cost trend rate for medical gross eligible charges used in measuring the postretirement benefit obligation for the health care plan as of September
30, 1999, was 6.5 percent for fiscal 2000. This rate is assumed to decrease gradually through fiscal 2004 to 5.0 percent and remain at that level thereafter.

A one- percent change in the assumed health care cost trend rates for Indiana Energy's postretirement health care plan would have the following effects:

(in thousands)                  1% Increase    1% Decrease
                                ---------      ----------
Effect on the aggregate of the
service and interest
 cost components                $  70          $  (63)

Effect on the postretirement
benefit
   Benefit obligation             775            (701)

Indiana Energy also has a defined contribution retirement savings plan which is qualified under sections 401(a) and 401(k) of the Internal Revenue Code. During 1999, 1998 and
1997, Indiana Energy made contributions, in thousands, to this plan of $1,356, $2,156 and $2,275, respectively.

11.  Leveraged Leases

Southern Indiana Properties, Inc. (SIPI), a wholly-owned subsidiary of Vectren Financial Group, Inc., is a lessor in several leveraged lease agreements under which an office building, a part of a reservoir, a gas turbine electric generating peaking unit, two heat and power generating facilities and passenger railroad cars are leased to third parties. In early 1998, SIPI sold its leveraged lease in a paper mill. In 1999 SIPI entered into two new leveraged leases in the Netherlands and Belgium. The economic lives and lease terms vary with the leases. The total equipment and facilities cost was approximately $409.7 million and $86.7 million at December 31, 1999 and 1998, respectively. The cost of the equipment and facilities was partially financed by nonrecourse debt provided by lenders, who have been granted an assignment of rentals due under the leases and a security interest in the leased property, which they accepted as their sole remedy in the event of default by the lessee. Such debt amounted to approximately $373.5 million and $66.7 million at December 31, 1999 and 1998, respectively. SIPI's net investment in leveraged leases at December 31, 1999 and 1998, respectively, were as follows:

At December 31 (in thousands)                        1999        1998
                                                     --------    -------
Minimum lease payments receivable                    $161,551    $51,443
Estimated residual value                               29,073     29,073
Less unearned income                                  104,887     44,513
                                                     --------    -------
Investment in lease financing receivables and loan     85,737     36,003
Less deferred taxes arising from leveraged leases      30,700     25,330
                                                     --------    -------
Net investment in leveraged leases                   $ 55,037    $10,673
                                                     ========    =======


12.  Commitments and Contingencies

Vectren's estimated capital expenditures for 2000 are $135 million.

Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1999, are as follows:





Year Ended December 31 (in millions)       1999
                                           -----
2000                                       $ 4.7
2001                                         3.8
2002                                         3.8
2003                                         3.5
2004                                         2.9
Thereafter                                  10.6
                                           -----
Total                                      $29.3
                                           =====

Total lease expense, in millions, was $2.7 in 1999, $2.2 in 1998 and $2.8 in 1997.

Vectren is party to various legal proceedings arising in the normal course of business. In the opinion of management there are no legal proceedings pending against Vectren that are likely to have a material adverse effect on the financial position or results of operations. Refer to Note 14 for litigation matters concerning the Clean Air Act and
Note 16 for litigation matters related to ProLiance, LLC.

13.  Income Taxes

The components of consolidated income tax expense were as
follows:
<CREDIT>
Year Ended December 31 (in thousands)     1999        1998      1997
                                        -------     -------   --------
Current:
     Federal                            $33,028     $34,449   $ 45,309
     State                                5,379       5,450      8,235
                                        -------     -------   --------
Total current taxes                      38,407      39,899     53,544
                                        -------     -------   --------
Deferred:
     Federal                              8,238       4,625    (14,561)
     State                                1,423         181     (1,114)
                                        -------     -------   ---------
Total deferred taxes                      9,661       4,806    (15,675)
                                        -------     -------   --------
Amortization of investment tax credit    (2,360)     (2,377)    (2,387)
                                        -------     -------   --------
Consolidated income tax expense         $45,708     $42,328   $ 35,482
                                        =======     =======   ========


The recording of restructuring costs of $39.5 million in 1997 had the effect of decreasing deferred income tax expense by approximately $15.0 million.

Effective income tax rates were 33.3 percent, 32.7 percent and 34.3 percent of pretax income for 1999, 1998 and 1997, respectively. This compares with a combined federal and state income tax statutory rate of 37.9 percent for all years reported. Individual components of the rate difference for 1999 were not significant except for investment tax credits which amounted to (1.7) percent and other tax credits which amounted to (3.2) percent. Investment tax credits were (1.8) and (2.3) percent for 1998 and 1997, respectively. Other tax credits were (2.9) and (2.7) percent for 1998 and 1997, respectively.

As required by the IURC, Indiana Gas and SIGECO use a normalized method of accounting for deferred income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes are provided for taxes not currently payable due to, among other things, the use of various accelerated depreciation methods, shorter depreciable lives and the deduction of certain construction costs for tax purposes. Taxes deferred in prior years are being charged and income credited as these tax effects reverse over the lives of the related assets.

Significant components of Vectren's net deferred tax liability as of December 31, 1999, and 1998, are as follows:

At December 31 (in thousands)                       1999       1998
                                                    -------    --------
Deferred tax liabilities:
  Depreciation and cost recovery
   timing differences                               $181,468   $177,903
  Deferred fuel costs, net                             2,427      3,446
  Leveraged leases                                    30,700     25,330
  Regulatory assets recoverable through
   future rates                                       26,128     26,048
Deferred tax assets:
  Unbilled revenue                                         -          -
  Regulatory liabilities to be settled
   through future rates                              (26,138)   (27,754)
  Other - net                                            935       (361)
                                                    --------   --------
Net deferred tax liability                          $215,520   $204,612
                                                    ========   ========


Investment tax credits have been deferred and are being credited to income over the life of the property giving rise to the credit. The Tax Reform Act of 1986 eliminated investment tax credits for property acquired after January
1, 1986.

SIPI and Energy Realty, a subsidiary of Vectren Financial
Group, have several investments in affordable housing and historical rehabilitation projects from which federal tax credits are being realized. Also, see Note 17 for a discussion of federal tax credits associated with Vectren
Synfuels' investment in Pace Carbon.

14.  Environmental

Manufactured Gas Plants
In the past, Indiana Gas and others, including former affiliates, and/or previous landowners, operated facilities for the manufacturing of gas and storage of manufactured gas. These facilities are no longer in operation and have not been operated for many years. Under currently applicable environmental laws and regulations, Indiana Gas, and the others, may now be required to take remedial action if certain byproducts are found above a regulatory threshold at these sites.

Indiana Gas has identified the existence, location and certain general characteristics of 26 gas manufacturing and storage sites. Based upon the site work completed to date, Indiana Gas believes that a level of contamination that may require some level of remedial activity may be present at a number of the sites. Removal activities have been conducted at several sites and a remedial investigation/feasibility study (RI/FS) has been completed at one of the sites under an agreed order between Indiana Gas and the Indiana Department of Environmental Management (IDEM), with a Record of Decision (ROD) expected to be issued by IDEM in 2000. Although Indiana Gas has not begun an RI/FS at additional sites, Indiana Gas has submitted several of the sites to IDEM's Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities including groundwater monitoring at certain sites where deemed appropriate and will continue remedial activities at the sites as appropriate and necessary.

Based upon the work performed to date, Indiana Gas has accrued investigation, remediation, groundwater monitoring and related costs for the sites. Estimated costs of certain remedial actions that may likely be required have also been accrued. Costs associated with environmental remedial activities are accrued when such costs are probable and reasonably estimable. Indiana Gas does not believe it can provide an estimate of the reasonably possible total remediation costs for any site prior to completion of an RI/FS and the development of some sense of the timing for implementation of the site specific remedial alternative, to the extent such remediation is required. Accordingly, the total costs which may be incurred in connection with the remediation of all sites, to the extent remediation is necessary, cannot be determined at this time.

Indiana Gas has been recovering the costs of the investigations and work from insurance carriers and other potentially responsible parties (PRPs). The IURC has determined that these costs are not recoverable from utility customers.

Indiana Gas has PRP agreements in place covering 19 of the 26 sites. The agreements provide for coordination of efforts and sharing of investigation and clean-up costs incurred and to be incurred at the sites. These agreements limit Indiana Gas' share of past and future response costs at these 19 sites to between 20 and 50 percent. Based on the agreements, Indiana Gas has accrued its proportionate share of the estimated cost related to work not yet performed.

In early 1999, Indiana Gas filed a complaint in Indiana state court to continue its pursuit of insurance coverage from four insurance carriers. In the first quarter of 2000, settlement agreements were reached with each of these insurers and the litigation was dismissed. As of December
31, 1999, Indiana Gas has recorded settlements from other insurance carriers in an aggregate amount of approximately
$15.5 million.

These environmental matters have had no material impact on earnings since costs recorded to date approximate PRP recoveries and insurance settlements received. While Indiana Gas has recorded all costs which it presently expects to incur in connection with remediation activities, it is possible that future events may require some level of additional remedial activities which are not presently foreseen.


Clean Air Act
In October 1997, the United States Environmental Protection Agency (USEPA) proposed a rulemaking that could require uniform NOx emissions reductions of 85 percent by utilities and other large sources in a 22-state region spanning areas in the Northeast, Midwest, Great Lakes, Mid-Atlantic and South. This rule is referred to as the "NOx SIP call". The USEPA provided each state a proposed budget of allowed NOx emissions, a key ingredient of ozone, which requires a significant reduction of such emissions. Under that budget, utilities may be required to reduce NOx emissions to a rate of 0.15 lb./mmBtu from levels already imposed by Phase I and Phase II of the Clean Air Act Amendments of 1990.
Midwestern states (the alliance) have been working together to determine the most appropriate compliance strategy as an alternative to the USEPA proposal. The alliance submitted its proposal, which calls for a smaller, phased in reduction of NOx levels, to the USEPA and the Indiana Department of Environmental Management in June 1998.

In July 1998, Indiana submitted its proposed plan to the USEPA in response to the USEPA's proposed new NOx rule and the emissions budget proposed for Indiana. The Indiana plan, which calls for a reduction of NOx emissions to a rate of 0.25 lb./mmBtu by 2003, is less stringent than the USEPA proposal but more stringent than the alliance proposal.

In October 27, 1998 USEPA issued a final rule "Finding of Significant Contribution and Rulemaking for Certain States in the Ozone Transport Assessment Group Region for Purposes of Reducing Regional Transport of Ozone," (63 Fed. Reg. 57355). The final rule requires that 23 states and jurisdictions must file revised state implementation plans ("SIPs") with EPA by no later than September 30, 1999, which was essentially unchanged from its October 1997, proposed rule. The USEPA has encouraged states to target utility coal-fired boilers for the majority of the reductions required, especially NOx emissions. Northeastern states have claimed that ozone transport from midwestern states (including Indiana) is the primary reason for their ozone concentration problems. Although this premise is challenged by others based on various air quality modeling studies, including studies commissioned by the USEPA, the USEPA intends to incorporate a regional control strategy to reduce ozone transport. The USEPA's final ruling is being litigated in the federal courts by approximately ten midwestern states, including Indiana.

During the second quarter of 1999, the USEPA lost two federal court challenges to key air-pollution control requirements. In the first ruling by the U.S. Circuit Court of Appeals for the District of Columbia on May 14, 1999, the Court struck down the USEPA's attempt to tighten the one-hour ozone standard to an eight-hour standard and the attempt to tighten the standard for particulate emissions, finding the actions unconstitutional. In the second ruling by the same Court on May 25, 1999, the Court placed an indefinite stay on the USEPA's attempts to reduce the allowed NOx emissions rate from levels required by the Clean Air Act Amendments of 1990. The USEPA appealed both court rulings. On October 29, 1999, the Court refused to reconsider its May 14, 1999 ruling.

On March 3, 2000, the D.C. Circuit Court of Appeals upheld the USEPA's October 27, 1998 final rule requiring 23 states and the District of Columbia to file revised SIPs with EPA by no later than September 30, 1999. Numerous petitioners, including several states, filed a petition for rehearing with the U.S. Court of Appeals for the District of Columbia in Michigan v. EPA. On June 22, 2000, the D.C. Circuit
Court of Appeals denied petition for rehearing en banc and lifted its May 25, 1999 stay.

The proposed NOx emissions budget for Indiana stipulated in the USEPA's final ruling requires a 36 percent reduction in total NOx emissions from Indiana. The ruling could require SIGECO to lower its system-wide emissions by approximately 70 percent. Depending on the level of system-wide emissions reductions ultimately required, and the control technology utilized to achieve the reductions, the estimated construction costs of the control equipment could reach $100 million, and related additional operation and maintenance expenses could be an estimated $8 million to $10 million, annually. Under the USEPA implementation schedule, the emissions reductions and required control equipment must be implemented and in place by May 15, 2003.

Approximately 12 months ago, the USEPA initiated an investigation under Section 114 of the Clean Air Act (the
Act) of SIGECO's coal-fired electric generating units in commercial operation by 1977 to determine compliance with environmental permitting requirements related to repairs, maintenance, modifications and operations changes. The focus of the investigation was to determine whether new source performance standards should be applied to the modifications and whether the best available control technology was, or should have been, used. Numerous other electric utilities were, and are currently, being investigated by the USEPA under an industry-wide review for similar compliance. SIGECO responded to all of the USEPA's data requests during the investigation. In July 1999, SIGECO received a letter from the Office of Enforcement and Compliance Assurance of the USEPA discussing the industry-wide investigation, vaguely referring to the investigation of SIGECO and inviting SIGECO to participate in a discussion of the issues. No specifics were noted; furthermore, the letter stated that the communication was not intended to serve as a notice of violation. Subsequent meetings were conducted in September and October with the USEPA and targeted utilities, including SIGECO, regarding potential remedies to the USEPA's general allegations.

On November 3, 1999, the USEPA filed a lawsuit against seven utilities, including SIGECO. The USEPA alleges that, beginning in 1992, SIGECO violated the Clean Air Act by: (i) making modifications to its Culley Generating Station in Yankeetown, Indiana without obtaining required permits; (ii) making major modifications to the Culley Generating Station without installing the best available emission control technology; and (iii) failing to notify the USEPA of the modifications. In addition, the lawsuit alleges that the modifications to the Culley Generating Station required SIGECO to begin complying with federal new source performance standards.

SIGECO believes it performed only maintenance, repair and replacement activities at the Culley Generating Station, as allowed under the Clean Air Act. Because proper maintenance does not require permits, application of the best available emission control technology, notice to the USEPA, or compliance with new source performance standards, SIGECO believes that the lawsuit is without merit, and intends to vigorously defend the lawsuit.

The lawsuit seeks fines against SIGECO in the amount of $27,500 per day per violation. The lawsuit does not specify the number of days or violations the USEPA believes occurred. The lawsuit also seeks a court order requiring SIGECO to install the best available emissions technology at the Culley Generating Station. If the USEPA is successful in obtaining an order, SIGECO estimates that it would incur capital costs of approximately $40 million to $50 million complying with the order. In the event that SIGECO is required to install system-wide NOx emission control equipment, as a result of the NOx SIP call issue, the majority of the $40 million to $50 million for best available emissions technology at Culley Generating Station would be included in the $100 million expenditure, previously discussed.

The USEPA has also issued an administrative notice of violation to SIGECO making the same allegations, but alleging that violations began in 1977.

While it is possible that SIGECO could be subjected to criminal penalties if the Culley Generating Station continues to operate without complying with the new source performance standards and the allegations are determined by a court to be valid, SIGECO believes such penalties are unlikely as EPA and the electric utility industry have a bonafide dispute over the proper interpretation of the Clean Air Act. Consequently, SIGECO anticipates at this time that the plant will continue to operate while the matter is being decided.

15.  Ownership of Warrick Unit 4

SIGECO and Alcoa Generating Corporation (AGC), a subsidiary of Aluminum Company of America, own the 270 MW Unit 4 at the Warrick Power Plant as tenants in common. SIGECO's share of the cost of this unit at December 31, 1999 is $37.5 million with accumulated depreciation totaling $27.3 million. AGC and SIGECO also share equally in the cost of operation and output of the unit. SIGECO's share of operating costs is included in operating expenses in the Consolidated Statements of Income.

16.  ProLiance Energy, LLC

ProLiance Energy, LLC (ProLiance), a 50 percent owned non-regulated marketing affiliate of Vectren Energy Services, began providing natural gas and related services to Indiana Gas and Citizens Gas and Coke Utility (Citizens Gas) effective April 1, 1996. The sale of gas and provision of other services to Indiana Gas by ProLiance is subject to regulatory review through the quarterly gas cost adjustment
(GCA) process administered by the Indiana Utility Regulatory
Commission (IURC).

On September 12, 1997, the IURC issued a decision finding the gas supply and portfolio administration agreements between ProLiance and Indiana Gas and ProLiance and Citizens Gas and Coke Utility (the gas supply agreements) to be consistent with the public interest. The IURC's decision recognized the significant gas cost savings to customers resulting from ProLiance's services and suggested that all material provisions of the agreements between ProLiance and the utilities are reasonable. Nevertheless, with respect to the pricing of gas commodity purchased from ProLiance and two other pricing terms, the IURC concluded that additional review in the GCA process would be appropriate and directed that these matters be considered further in the pending, consolidated GCA proceeding involving Indiana Gas and Citizens Gas. The IURC has not yet established a schedule for conducting these additional proceedings.

The IURC's September 12, 1997, decision was appealed to the Indiana Court of Appeals by certain Petitioners, including the Indiana Office of Utility Consumer Counselor, the Citizens Action Coalition of Indiana and a small group of large-volume customers. On October 8, 1998, the Indiana Court of Appeals issued a decision which reversed and remanded the case to the IURC with instructions that the gas supply agreements be disapproved. The basis for the decision was that because the gas supply agreements provide for index based pricing of gas commodity sold by ProLiance to the utilities, the gas supply agreements should have been the subject of an application for approval of an alternative regulatory plan under Indiana statutory law.

On April 22, 1999, the Indiana Supreme Court granted a petition for transfer of the case and will now consider the appeal of the IURC's decision and issue its own decision on the merits of the appeal at a later date. By granting transfer, the Supreme Court has vacated the Court of Appeals' decision.

If the Supreme Court reverses the IURC's decision, the case will be remanded to the IURC for further proceedings regarding the public interest in the gas supply agreements. If the Supreme Court affirms the IURC's decision, as described above, the reasonableness of certain of the gas costs incurred by Indiana Gas under the gas supply agreements will be further reviewed by the IURC in the consolidated GCA proceeding. The existence of significant benefits to the utilities and their customers resulting from ProLiance's services has not been challenged on appeal. Indiana Gas and Citizens Gas are continuing to utilize ProLiance for their gas supplies.

On or about August 11, 1998, Indiana Gas, Citizens Gas and
ProLiance each received a Civil Investigative Demand ("CID") from the United States Department of Justice requesting information relating to Indiana

Gas' and Citizens Gas' relationship with and the activities of ProLiance. The Department of Justice issued the CID to gather information regarding ProLiance's formation and operations, and to determine if trade or commerce has been restrained. Indiana Gas has provided all information requested and management continues to believe that there are no significant issues in this matter.

Indiana Gas continues to record gas costs in accordance with the terms of the ProLiance contract and Vectren continues to record its proportional share of ProLiance's earnings. Pretax earnings recognized from ProLiance for 1999 totaled $6.7 million compared to $7.0 million for 1998. Earnings recognized from ProLiance are included in Equity in Earnings of Unconsolidated Affiliates in the Consolidated Statements of Income.

At December 31, 1999, Vectren had reserved approximately
$1.7 million of ProLiance earnings after tax. Total after-tax ProLiance earnings recognized to date approximate $15.1 million. This amount includes earnings from all of ProLiance's business activities, and therefore is believed to be a conservative estimate of the upper risk limit.
Resolution of the above proceedings may also impact future operations and earnings contributions from ProLiance. Based on the IURC's findings described above, management believes the ProLiance issues may be resolved near the levels that are already being reserved, and therefore, while these proceedings are pending, does not anticipate changing the level at which it reserves ProLiance earnings. However, no assurance of this outcome can be provided.

17.  Pace Carbon Synfuels Investors, LP

Vectren Synfuels, Inc. (Vectren Synfuels), formerly IEI Synfuels, Inc., a wholly-owned subsidiary of Vectren Financial Group, holds one limited partnership unit in Pace Carbon Synfuels Investors, LP (Pace Carbon), a Delaware limited partnership formed to develop, own and operate four projects to produce and sell coal-based synthetic fuel. Pace Carbon converts coal fines (small coal particles) into briquettes that are sold to major coal users such as utilities and steel companies. This process is eligible for federal tax credits under Section 29 of the Internal Revenue Code (Code) and the Internal Revenue Service has issued a private letter ruling with respect to the four projects.

Vectren Synfuels has made an initial investment of $7.5 million in Pace Carbon (of which $7.3 million was paid through December 31, 1999) for an 8.3 percent ownership interest in the partnership. Vectren Synfuels has agreed to advance up to $1.8 million, of which $0.4 million was paid in January 2000, against future cash flows of the partnership for capital improvements and financing capital needs. In addition to its initial investment, Vectren Synfuels has a continuing obligation to invest in Pace Carbon approximately $40 million, with any such additional investments to be funded solely from a portion of the federal tax credits that are earned from the production and sale of briquettes by the projects.

The realization of the tax credits from this investment is dependent upon a number of factors including among others
(1) the production facilities must have been in operation by June 30, 1998, (2) adequate coal fines must be available to produce the briquettes, and (3) the briquettes must be produced and sold. All four of Pace Carbon's coal-based synthetic fuel production facilities were placed into service by June 30, 1998, and are currently producing and selling briquettes in an extended ramp up mode. Further enhancements to the production process and project upgrades are expected to be completed and in full production in mid calendar year 2000.

Generally, all briquettes produced through December 31, 1999 have been sold. However, due to a deterioration in both the domestic and export coal markets, domestic companies' coal supplies are up, which in turn has reduced the demand and created some price pressure for Pace Carbon's coal-based synthetic product. Management does not believe that the extended time required to make necessary production process enhancements or the current coal market conditions will significantly affect the long-term success of the projects. Accordingly, management continues to believe that significant project benefits, primarily in the form of tax savings and tax credits realized, will be achieved in the future, however, no assurance can be given.

18.  Haddington Energy Partners, LP

On October 9, 1998, IEI Investments, now Vectren Ventures, committed to invest $10 million in Haddington Energy Partners, LP (Haddington). Haddington, a Delaware limited partnership, raised $77 million to invest in projects that represent a portfolio of development opportunities, including high deliverability gas storage, compressed air energy storage, thermally-balanced cogeneration, fuel cells, hydrogen generators, and gathering and processing in the Powder River Basin. Haddington's investment opportunities will focus on acquiring and completing mid-stream energy projects under development rather than start-up ventures. Through December 31, 1999, Vectren Ventures had paid approximately $2.5 million of its commitment in Haddington, with the remainder to be paid in calendar 2000.

19.  Vectren Advanced Communications

In May 1998, Vectren Advanced Communications, Inc. (formerly SIGCORP Advanced Communications, Inc) was formed to hold Vectren's investment in SIGECOM, LLC and Utilicom Networks, Inc. (Utilicom). Also on May 7, 1998 a joint venture between Vectren Advanced Communications and Utilicom was formed to provide enhanced communication services over a high capacity fiber optic based network in the greater Evansville, Indiana area and potentially other areas within SIGECO's service territory. Vectren Advanced Communications' investment was in the form of a preferred interest in SIGECOM, which had a 100 percent liquidation preference. In addition, SIGCORP contributed its wholly owned subsidiary, ComSource, Inc. to SIGECOM on July 1, 1998. As of December 31, 1999, Vectren Advanced Communications had invested $15.1 million, including the value of ComSource, Inc. in SIGECOM.

On January 28, 2000, affiliates of Blackstone Capital Partners III, a private equity fund of The Blackstone Group invested in class B equity units of Utilicom Holdings LLC, the newly formed holding company for Utilicom. The investment was the first part of a commitment by Blackstone to invest up to $100 million to fund future growth opportunities in the fiber optic networks. At the same time, Vectren Advanced Communications exchanged 35 percent of its 49 percent equity interest in SIGECOM for $16.5 million of convertible debt of Utilicom Holdings. The debt is convertible into class A equity units at a future date or in the event of a public offering of stock by Utilicom. Vectren Advanced Communications remaining 14 percent preferred equity interest in SIGECOM was converted to a 14 percent indirect common equity interest in SIGECOM. The investment restructuring resulted in a pre-tax gain of $8.0 million to Vectren in the first quarter of 2000.

20.  Affiliate Transactions

The obligations of Vectren Capital Corp. (Capital), which provides financing for Vectren's non-utility subsidiaries, are subject to a support agreement between Vectren and Capital, under which Vectren has agreed to make payments of interest and principal on Capital's securities in the event of default. At December 31, 1999, Capital had $101.7 million in notes payable. Under the terms of the support agreement, in addition to the cash flow of cash dividends paid to Vectren by any of its consolidated subsidiaries, the non-utility assets of Vectren are available as recourse to holders of Capital securities. The carrying value of such non-regulated assets that are contained in the consolidated financial statements of Vectren is approximately $900 million as of December 31, 1999.

ProLiance provides natural gas supply and related services to Indiana Gas. Indiana Gas' purchases from ProLiance for resale and for injections into storage for 1999, 1998 and 1997 totaled $240.7 million, $232.2 million and $311.7 million, respectively. As of December 31, 1999, ProLiance had a standby letter of credit facility with a bank for letters up to $30 million. This facility is secured in part by a support agreement from Vectren. Letters of credit outstanding at December 31, 1999 totaled $12.4 million.

CIGMA, LLC provides materials acquisition and related services that are used by Vectren. Indiana Gas' purchases of these services during 1999, 1998 and 1997 totaled $17.3 million, $20.3 million and $16.2 million, respectively.

Vectren is a two-thirds guarantor of certain surety bond obligations of Energy Systems Group, LLC. Vectren's share of these bond obligations totaled $11.4 million at December
31, 1999.

Amounts owed to affiliates totaled $29.8 million and $26.4 million at December 31, 1999 and 1998, respectively, and are included in Accounts Payable on the Consolidated Balance
Sheets.

21.  Segment Reporting

Vectren adopted SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" through its consolidation of Indiana Energy and SIGCORP. SFAS No. 131 establishes standards for the reporting of information about operating segments in financial statements and disclosures about products, services and geographical areas. Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision-makers in deciding how to allocate resources and in the assessment of performance.

The operating segments of Vectren are defined as (1) Gas
Utility Services, (2) Electric Utility Services, and (3) Non-regulated Operations.

At and Year Ended December 31
 (in thousands)                     1999          1998          1997
                                  ----------    ----------    ----------
Operating Revenues:
   Gas Utility Services           $  499,573    $  487,260    $  613,619
   Electric Utility Services         307,569       297,865       272,545
   Non-regulated Operations          315,367       256,220        91,859
   Intersegment Eliminations         (54,092)      (43,639)       (5,942)
                                  ----------    ----------    ----------
   Total operating revenues       $1,068,417    $  997,706    $  972,081
                                  ==========    ==========    ==========

Interest Expense:
   Gas Utility Services           $   18,704    $   17,601    $   18,830
   Electric Utility Services          17,544        18,191        18,009
   Non-regulated Operations           12,535         8,046         4,675
   Intersegment Eliminations          (5,921)       (3,537)       (2,111)
                                  ----------    ----------    ----------
   Total interest expense         $   42,862    $   40,301    $   39,403
                                  ==========    ==========    ==========

Income Taxes:
   Gas Utility Services           $   18,830    $   16,211    $   11,358
   Electric Utility Services          24,331        22,881        23,714
   Non-regulated Operations            2,575         3,148           381
   Intersegment Eliminations             (28)           88            29
                                  ----------    ----------    ----------
   Total income taxes             $   45,708    $   42,328    $   35,482
                                  ==========    ==========    ==========

Net Income:
   Gas Utility Services           $   33,612    $   30,931    $   20,052
   Electric Utility Services          41,820        38,342        37,861
   Non-regulated Operations           15,316        17,327         9,801
   Intersegment Eliminations               -             -             -
                                  ----------    ----------    ----------
   Net income                     $   90,748    $   86,600    $   67,714
                                  ==========    ==========    ==========

Depreciation and amortization:
   Gas Utility Services           $   38,623    $   37,082    $   38,314
   Electric Utility Services          40,829        38,077        36,217
   Non-regulated Operations            7,546         6,399         1,306
   Intersegment Eliminations               -             -             -
                                  ----------    ----------    ----------
   Total depreciation and
   amortization                   $   86,998    $   81,558    $   75,837
                                  ==========    ==========    ==========

Capital expenditures:
   Gas Utility Services           $   72,773    $   64,701    $   80,958
   Electric Utility Services          51,080        47,114        55,735
   Non-regulated Operations            8,306        13,023         2,854
   Intersegment Eliminations               -             -             -
                                  ----------    ----------    ----------
   Total capital expenditures     $  132,159    $  124,838    $  139,547
                                  ==========    ==========    ==========

Identifiable assets:
   Gas Utility Services           $  882,948    $  827,931    $  836,845
   Electric Utility Services         751,159       740,746      726,507
   Non-regulated Operations          893,155       677,981      585,387
   Intersegment Eliminations        (546,795)     (447,818)     (390,105)
                                  ----------    ----------    ----------
   Total identifiable assets      $1,980,467    $1,798,840    $1,758,634
                                  ==========    ==========    ==========

          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the incorporation of our report included in this Form 8-K, into Vectren Corporation's previously filed Registration
Statements Nos. 333-33608, 333-31326 and 333-33684.




                                      /s/Arthur Andersen LLP
                                         Arthur Andersen LLP


Indianapolis, Indiana.
July 10, 2000

                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         VECTREN CORPORATION

July 10, 2000

                                  By:  /s/ Jerome A. Benkert
                                           Jerome A. Benkert
                                    Executive Vice President
                                 and Chief Financial Officer



                                  By:  /s/ M. Susan Hardwick
                                           M. Susan Hardwick
                               Vice President and Controller